SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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ROVI CORPORATION
(Name of Registrant as Specified In Its Charter)

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ROVI CORPORATION
2830 De La Cruz Boulevard
Santa Clara, California 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

__________________________________________

TO BE HELD ON MAY 1, 2012

To Our Stockholders:

The annual meeting of stockholders of Rovi Corporation will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on May 1, 2012, beginning at 10:30 a.m., local time.  We are holding the meeting to act on the following matters:

1) Election of Directors. You will have the opportunity to elect six members of the board of directors for a term of one year. The following six persons are our nominees: Thomas Carson; Alan L. Earhart; Andrew K. Ludwick; James E. Meyer; James P. O’Shaughnessy and Ruthann Quindlen.

2) Appointment of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

3) Advisory Vote to Approve Named Executive Officer Compensation You will be asked for an advisory vote to approve named executive officer compensation.

4) Other Business. Transact any other business that is properly raised at the meeting.

We cordially invite all stockholders to attend the annual meeting in person.  If you were a stockholder as of the close of business on March 5, 2012, you are entitled to vote at the annual meeting.  A list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters in Santa Clara for at least ten days prior to the meeting for any purpose related to the meeting.

                         BY ORDER OF THE BOARD OF DIRECTORS

Dated: March 16, 2012                 Thomas Carson, President & CEO
Santa Clara, California

YOUR VOTE IS IMPORTANT

We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials” to our stockholders of record instead of a paper proxy statement and financial statements. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. Instructions on how to access the proxy materials over the Internet or to request a paper or email copy of our proxy materials may be found in the notice you received.

Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting.  Our stockholders can vote over the Internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation.  Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

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ROVI CORPORATION
2830 De La Cruz Boulevard
Santa Clara, California 95050

PROXY STATEMENT

For the
Annual Meeting of Stockholders
To be held on May 1, 2012

__________________________________________

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The board of directors of Rovi Corporation (sometimes referred to as the “Company” or “Rovi”) is soliciting your proxy for our 2012 annual meeting of stockholders (the “annual meeting” or “meeting”). The annual meeting will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on May 1, 2012, beginning at 10:30 a.m., local time. Our telephone number is (408) 562-8400.  We are first distributing this proxy statement and voting instructions on or about March 16, 2012.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the “Notice of Availability.” The Notice of Availability provides instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission (“SEC”). We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.

We intend to mail the Notice of Availability on or about March 16, 2012 to all stockholders of record entitled to vote at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will report on our performance and respond to questions from stockholders.

Who can vote at the annual meeting?

The board of directors set March 5, 2012 as the record date for the annual meeting. If you owned our common stock at the close of business on March 5, 2012, you may attend and vote at the annual meeting. You are entitled to one vote for each share of common stock that you held on the record date for all matters to be voted on at the annual meeting.  As of the record date, 111,004,247 shares of common stock, representing the same number of votes, were outstanding.

What is the quorum requirement for the annual meeting?

A majority of our outstanding shares as of the record date must be present in person or represented by proxy at the meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the annual meeting if you are present in person at the meeting or if you have properly submitted a proxy by telephone, Internet or mail.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present in person or represented by proxy at the annual meeting.

How do I vote my shares without attending the annual meeting?

You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker.  Voting instructions for Internet and telephone voting can be found in the Notice of Availability or in the materials sent to you.  The Internet and telephone voting facilities will close at 11:59 p.m. eastern time on April 30, 2012.  If you are a participant in our 401(k) plan, your voting instructions for the shares of our stock held in your 401(k) account must be received by 11:59 p.m. eastern time on April 25, 2012. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to attend the meeting in person, please bring proof of identification to the meeting. If you hold your shares in street name, your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you bring an account statement and a letter of authorization from the broker that holds your shares to the meeting.

How can I change my vote after I return my proxy?

You may revoke your proxy (including any Internet or telephone vote) and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

What proposals are scheduled to be voted on at the annual meeting?

The following proposals are scheduled for a vote at the annual meeting:

•	Proposal No. 1: the election of each of the named nominees for director;
•	Proposal No. 2: the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and
•	Proposal No. 3: the advisory vote to approve named executive officer compensation.

Will there be any other matters considered at the annual meeting?

We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter.

What vote is required for each proposal?

Election of Directors.  You may vote “FOR” a nominee for our board of directors or you may “WITHHOLD AUTHORITY” to vote for a nominee.  The six individuals receiving the highest number of “FOR” votes will be elected directors. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. A properly executed proxy that is marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will have no effect on the election of directors, although it will be counted for purposes of determining whether there is a quorum.

It is our governance policy that any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall submit his or her offer of resignation for consideration by the corporate governance and nominating committee of the board.  The corporate governance and nominating committee shall consider all of the relevant facts and circumstances and recommend to the board the action to be taken with respect to such offer of resignation.  The board will then act on the corporate governance and nominating committee's recommendation.  Promptly following the board's decision, we will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission or a press release.

Ratification of Independent Registered Public Accounting Firm.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm.  The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

Advisory Vote to Approve Named Executive Officer Compensation.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on the non-binding advisory vote on executive compensation.  Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.  While the results of this advisory vote are non-binding, our compensation committee will consider the outcome of the vote in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for named executive officers.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the board of directors recommends.  If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

What are the recommendations of the board of directors?

The recommendation of our board of directors is set forth together with the description of each proposal in this proxy statement. In summary, our board of directors recommends a vote FOR the election of each of the named nominees for director and FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.  With respect to the advisory vote, our board of directors recommends a vote for the compensation of our named executive officers.

Where can I find the voting results?

THE PRELIMINARY VOTING RESULTS WILL BE ANNOUNCED AT THE ANNUAL MEETING OF STOCKHOLDERS. THE FINAL RESULTS WILL BE PUBLISHED IN A CURRENT REPORT ON FORM 8-K THAT WILL BE PUBLICLY FILED AFTER THE ANNUAL MEETING.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our board of directors currently consists of seven members, a majority of whom are “independent” under applicable rules of the SEC.  Our bylaws provide that our board of directors shall have not less than five members, with the exact number of directors to be fixed from time to time by the board of directors.  Pursuant to our bylaws, the board of directors has adopted a further resolution to reduce the number of authorized directors to six immediately prior to the opening of the polls for the election of directors at the annual meeting.  Alfred J. Amoroso, our former chief executive officer and a member of our board of directors since July 2005, is not nominated for re-election.

The corporate governance and nominating committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business.  To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to recommend that person as a nominee.  Each committee member may have a variety of reasons, however, for believing that a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

Based on the above, our corporate governance and nominating committee has recommended the six individuals listed below to stand for election at the annual meeting of stockholders this year and our board of directors has approved the nomination of these six directors to stand for election.  Each director will be elected to serve until the next annual meeting of stockholders, or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal. Each nominee for director has consented to serve as such if elected by the stockholders. If any nominee should become unavailable or unable to serve as a director prior to the meeting, our board of directors may designate another nominee to fill the vacancy and proxies will be voted for that nominee.

There are no family relationships among our executive officers, directors and nominees for director.

Nominees for Director

You are being asked to vote on the six director nominees listed below.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for these six nominees.  All of our nominees for director are current members of our board of directors.  The names of the director nominees, their ages as of March 1, 2012 and other information about them are shown below.

Name of Director Nominee	Age	Director Since	Position
Thomas Carson	52	2011	Director
Andrew K. Ludwick	66	2006	Chairman of the Board; Independent Director
Alan L. Earhart	68	2008	Independent Director
James E. Meyer	57	1997	Independent Director
James P. O’Shaughnessy	65	2004	Independent Director
Ruthann Quindlen	57	2004	Independent Director

_____________________________

The “Director Since” column above denotes the year in which such member joined as a director of Rovi Corporation or one of its subsidiaries, Rovi Solutions Corporation (formerly Macrovision Corporation) or Rovi Guides Corporation (formerly Gemstar-TV Guide International, Inc. (“Gemstar”)).

Thomas Carson.  Mr. Carson has served as our President and Chief Executive Officer and a member of our board of directors since December 2011.  Mr. Carson previously was Executive Vice President, Worldwide Sales & Marketing since May 2008 when the acquisition of Gemstar-TV Guide International by the Company was completed.  From April 2006 to May 2008, Mr. Carson served in various capacities at Gemstar, including President of the North American IPG business and President for North American CE business.  From February 2005 to April 2006, Mr. Carson served as Executive Vice President of Operational Efficiency programs at Thomson Multimedia Corporation and from February 2004 to February 2005, he served as Executive Vice President, Global Sales and Services at Thomson.  Mr. Carson holds a B.S in business administration and an MBA from Villanova University.  We believe Mr. Carson is qualified to sit on our board of directors as he is our President and Chief Executive Officer.

Andrew K. Ludwick. Mr. Ludwick has served as our Chairman of the board of directors since May 2008. Mr. Ludwick has been a private investor since November 1997. Mr. Ludwick served as Chief Executive Officer of Bay Networks, a networking company, from September 1995 to October 1997. From July 1985 to September 1995, Mr. Ludwick was founder, President and Chief Executive Officer of SynOptics, an internetworking company. Mr. Ludwick holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Ludwick has served on the board of directors of Zebra Technologies Corporation, a provider of on-demand printing solutions, since 2008. We believe Mr. Ludwick’s experience as the former chief executive officer of two large public technology companies provides our board of directors with invaluable industry, technology and operational insight.

Alan L. Earhart. Mr. Earhart retired as partner of PricewaterhouseCoopers LLP in 2001. From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart holds a B.S. degree in accounting from the University of Oregon. Mr. Earhart currently serves on the board of directors of NetApp, a computer storage and data management company, and Brocade Communications Systems Inc., a data center networking solution company.  In the past five years, Mr. Earhart served on the boards of Quantum Corporation, Foundry Networks, Inc. and Monolithic Power Systems, Inc.  From his experience as a partner at a major accounting firm, we believe Mr. Earhart has extensive knowledge of accounting issues and valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly-reporting companies, as well as technology industry insight.

James E. Meyer. Mr. Meyer has been at Sirius Satellite Radio as President of Operations and Sales since April 2004. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson Multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. Mr. Meyer served as a member of the board of directors of Gemstar from 1997 until May 2008.  Mr. Meyer holds a B.S. in economics and an MBA from St. Bonaventure University.  With his years of managerial experience, both at Sirius and Thomson, we believe Mr. Meyer brings to our board of directors demonstrated management ability at senior levels and critical industry, technology and operational insights.

James P. O’Shaughnessy. Mr. O'Shaughnessy has served as Chief Intellectual Property Counsel of HarQuen, Inc., a private company focused on voice technology solutions, since September 2011.  Mr. O’Shaughnessy also has conducted a consulting practice in the field of intangible asset management since 2004. From 1996 to 2004, Mr. O’Shaughnessy served as Vice President and Chief Intellectual Property Counsel at Rockwell Automation, a company dedicated to industrial automation and information. Mr. O’Shaughnessy served as a member of the board of directors of Gemstar from 2004 until May 2008.  Mr. O’Shaughnessy holds a B.S. in materials engineering from Rensselaer Polytechnic Institute and a J.D. from Georgetown University Law Center. We believe Mr. O’Shaughnessy’s experience in the field of patent law is integral to the Company and its business and helps provide strategic guidance to the Company and the board.

Ruthann Quindlen. Ms. Quindlen has been a general partner or managing member of Funds VI-VIII with Institutional Venture Partners (IVP), a Silicon Valley early-stage venture capital firm, since September 1993. At IVP, Ms. Quindlen works with her partners to evaluate ongoing investments in IVP portfolio companies. Ms. Quindlen served as a member of the board of directors of Gemstar from November 2004 until May 2008 and as a member of the board of directors of Digital Impact from November 1998 to May 2004.  Ms. Quindlen holds a B.S. in Foreign Service from Georgetown University and an MBA from the Wharton School of the University of

Pennsylvania.  Ms. Quindlen has 28 years of experience investing in and advising software, Internet and new media companies in a variety of roles, including early stage venture capitalist, investment banker and Wall Street analyst. We believe Ms. Quindlen’s breadth of financial and investment experience provides for a unique perspective, which helps contribute to the board’s effectiveness as a whole.

Required Vote and Board Recommendation

The six nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. Stockholders do not have the right to cumulate their votes in the election of directors.

It is our governance policy that any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall submit his or her offer of resignation for consideration by the corporate governance and nominating committee of the board.  The corporate governance and nominating committee shall consider all of the relevant facts and circumstances and recommend to the board the action to be taken with respect to such offer of resignation.  The board will then act on the corporate governance and nominating committee’s recommendation.  Promptly following the board's decision, we will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission or a press release.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. You are being asked to ratify this selection.  In the event that the stockholders do not approve the selection of Ernst & Young LLP, our audit committee will reconsider the appointment of the independent registered public accounting firm.  Our audit committee has the authority to change our independent registered public accounting firm at any time, even if the stockholders ratify the selection of Ernst & Young LLP.

Ernst & Young LLP, who performed our audit services for fiscal year 2011, including an examination of the consolidated financial statements and services related to filings with the SEC, has served as our independent registered public accounting firm since June 5, 2008. Ernst & Young LLP performed all of its services in 2011 at customary rates and terms. The audit reports of Ernst & Young LLP on the consolidated financial statements of the Company and subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as described in Note 2 to the financial statements, in 2010 the Company changed its method of accounting for multiple element arrangements affecting revenue recognition as required by Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Arrangements.

We expect that one or more representatives of Ernst & Young LLP will be present in person or by telephone at the meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions from the stockholders present at the meeting.

Principal Independent Registered Public Accounting Firm Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of Rovi Corporation’s annual financial statements for 2011 and 2010, and fees billed for other services rendered by Ernst & Young LLP during 2011 and 2010.

Type of Fees	Fees for Fiscal 2011	Fees for Fiscal 2010
Audit Fees (1)	$ 1,993,000	$ 1,848,000
Audit-Related Fees (2)	$ 150,000	$ 454,000
Tax Fees (3)	$ 136,000	$ 26,000
All Other Fees (4)	$ 2,000	$ -
Total Fees	$ 2,281,000	$ 2,328,000
_________

(1) Audit Fees consist of fees for: professional services rendered for the audit of our consolidated financial statements included in our annual report and the review of our interim financial statements included in our quarterly reports; statutory audits of our subsidiaries; services provided in connection with the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002; and services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.
(2) Audit-Related Fees in 2011 consist of fees for services in connection with the acquisition of Sonic Solutions, including review of filings with the Securities and Exchange Commission related to such acquisition. Audit-Related Fees in 2010 consist of fees for services in connection with acquisition due diligence.
(3) Tax Fees consist of fees for tax compliance and tax advice.
(4) Other fees consist of fees paid for the Ernst & Young LLP online accounting research tool.

All the fees described above were approved by our audit committee.

The audit committee must pre-approve, except as provided below, all audit related services and non-audit services provided by our independent registered public accounting firm. However, for de minimus audit related services or permitted non-audit services, the audit committee may approve such services after the fact if the following conditions are met:

•	the aggregate amount of all such services provided constitutes no more than 5% of the total amount of fees paid by us to our accounting firm during the fiscal year in which the services are provided;

•	such services were not recognized by us at the time of engagement as being audit related or non-audit related services; and

•	such services are promptly brought to the attention of the audit committee and approved by the audit committee prior to completion of the annual audit.

    In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012, the audit committee has determined that all such services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations, and during 2011 were pre-approved by the audit committee in accordance with the audit committee pre-approval policy that is attached as an exhibit to our audit committee charter.  A copy of our audit committee charter and the pre-approval policy is on file with the SEC and is available on our website at www.rovicorp.com.

The audit committee has determined the services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Required Vote and Board Recommendation

Stockholder ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.  This advisory vote is commonly referred to as a “say on pay” proposal.  As required by Section 14A of the Securities Exchange Act, and consistent with the mandate of the Dodd-Frank Act, we are seeking the stockholder’s approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables).

Our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of the Company’s stockholders. We believe the compensation program for the named executive officers has been instrumental in helping the Company achieve strong financial performance in the challenging macroeconomic environment over the past few years.  We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” contained in this proxy statement for additional details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives, as well as the reasons and processes for how our compensation committee determined the structure and amounts of the 2011 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to such tables.”

    Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

The results of this advisory vote are not binding upon the Company. However, our compensation committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board Leadership Structure and Risk Oversight

Board Leadership Structure.  We separate the roles of chief executive officer and Chairman of the board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the board of directors provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board.  We also believe that separation of the positions reinforces the independence of the board of directors in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of the Company and its stockholders.  Mr. Ludwick, our Chairman of the board of directors, is “independent” and presides at all executive sessions of “non-management” directors.

Risk Oversight.  The board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full board of directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The Company’s compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The audit committee oversees management of financial risks. The corporate governance and nominating committee manages risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed of such risks through committee reports at the board of directors meeting following a given committee meeting.  This enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Company has a formal compliance program, which includes a risk management committee comprised of key operational, financial and legal personnel who regularly assess risks to the Company.  In addition to the Company’s formal compliance program, the board of directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the board of directors (and its committees) periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Independence of Directors

As required by the NASDAQ listing standards, a majority of the members of our board must qualify as “independent,” as affirmatively determined by our board. Our board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and the Company, our executive officers and our independent registered public accounting firm, the board has affirmatively determined that a majority of our board is comprised of independent directors. Our independent directors are:  Alan L. Earhart; Andrew K. Ludwick; James E. Meyer; James P. O’Shaughnessy and Ruthann Quindlen.

Meetings of the Board and Committees

    Board of Directors

    Our board of directors held six meetings and acted by unanimous written consent seven times in 2011. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors that were held in 2011 and (ii) the total number of all meetings of the committees of our board of directors on which he or she served that were held during the portion of the year for which he or she was a committee member. As part of each regularly scheduled board meeting, the independent members of our board of directors hold a separate meeting that employee and affiliated directors and other members of management do not attend. Our board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee.

Although we do not have a formal policy regarding attendance by members of the board of directors at the annual meeting, we encourage directors to attend.  Last year, all of the members of our board of directors attended the annual meeting in person or by teleconference.

    Audit Committee

    The members of the audit committee from January 1, 2011 to May 24, 2011 were Alan Earhart, James Meyer and Ruthann Quindlen.  The members of the audit committee from May 24, 2011 to present are Alan Earhart, Andrew Ludwick and Ruthann Quindlen.  Each member who served on the audit committee in 2011 meets the independence and other requirements to serve on our audit committee under SEC rules and the listing standards of NASDAQ. Mr. Earhart is the chair of the audit committee. Our board of directors has determined that Mr. Earhart is an “audit committee financial expert” as defined by the rules of the SEC and also meets NASDAQ’s professional experience requirements. The audit committee met four times and acted by unanimous written consent one time in 2011.

    Our board of directors has adopted a charter governing the duties and responsibilities of the audit committee. A copy of the audit committee charter is available on our website at www.rovicorp.com. The principal function of the audit committee is to assist our board of directors in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management and our independent registered public accounting firm; is responsible for the appointment, compensation and monitoring of the work of our independent registered public accounting firm; reviews and evaluates the qualifications, independence and performance of our independent registered public accounting firm; monitors our compliance with legal and regulatory requirements; monitors the performance of our internal audit function; and facilitates communication among our independent registered public accounting firm, our financial and senior management and our board of directors.

    Compensation Committee

    The members of the compensation committee from January 1, 2011 to May 24, 2011 were Andrew Ludwick, James O’Shaughnessy and Ruthann Quindlen.  The members of the compensation committee from May 24, 2011 to present are Andrew Ludwick, James O’Shaughnessy and James Meyer.  Each member who served on the compensation committee in 2011 meets the independence and other requirements to serve on our compensation committee under SEC rules and the listing standards of NASDAQ. Mr. O’Shaughnessy is the chair of the compensation committee. The compensation committee met 10 times and acted by unanimous written consent eight times in 2011.

    Our board of directors has adopted a charter governing the duties and responsibilities of the compensation committee. Our compensation committee charter is available on our website at www.rovicorp.com. The principal functions of the compensation committee are to review and approve our incentive compensation programs for all executive-level direct reports of the chief executive officer and review and recommend the annual compensation for the chief executive officer to the board of directors for approval. The compensation committee reviews and approves all compensation (including the adjustment of base salary each year) and all bonus and other incentive compensation programs for our executive-level officers (other than our chief executive officer), and authorizes all awards to our executive-level officers under those programs. The compensation committee also approves any employment severance or termination arrangement with any executive-level officer (other than our chief executive officer). All decisions regarding the compensation of our chief executive officer are reviewed by the compensation committee, which then recommends such compensation to the full board of directors for approval. The chief executive officer abstains from voting on approval of his own compensation and such approval is made by the remaining members of the board of directors, all of whom are “independent” under applicable rules of the SEC.

The compensation committee meets with our chief executive officer and other internal personnel responsible for compensation analysis for the company prior to the beginning of each fiscal year to plan, and meets several times during the first quarter of each year to discuss, the incentive compensation programs to be effective for that fiscal year. The agenda for each compensation committee meeting is determined by the chairman of our compensation committee. The compensation committee may delegate to subcommittees any power and authority of the compensation committee, and such subcommittees have the sole authority to assist the compensation committee in carrying out its responsibilities, including the sole authority to approve any consultant fees.

Role of Compensation Consultants

In light of the complexity surrounding recent and pending legislative and/or regulatory changes and associated impact to executive compensation structures in the industry, the compensation committee retained an independent consultant (separate from the consultant retained by management) to provide the compensation committee with an additional external perspective with respect to its evaluation of relevant market and industry practices.

Compensation Committee Consultant.  In connection with making its recommendations for executive compensation for the fiscal year 2011, the compensation committee engaged The Croner Company (“Croner”) to act as its independent compensation consultant.  The compensation committee directed Croner to provide its analysis of whether the Company’s existing compensation strategy and practices were consistent with our compensation objectives and to advise the compensation committee on both best practices and peer practices when modifying our compensation program for executive officers in order to achieve our objectives.  As part of its duties, Croner provided the compensation committee with the following services:

•	reviewed and updated our peer group for use in benchmarking 2011 executive compensation;

•	provided recommendations for 2011 adjustments to the company’s executive compensation program consistent with good governance practices and the company’s objectives; and

•	prepared an analysis of the board’s 2011 compensation program.

The Company paid the cost of Croner’s services, which was $36,263 in 2011.  In 2011, the compensation committee met regularly with Croner (without the chief executive officer present), both with and without the executive vice president of human resources present depending upon the topic being discussed.  The Company’s executive vice president of human resources worked with Croner to provide any information Croner needed about the Company in order to provide its services.

Consultant for 2012.  In order to validate that it was keeping abreast of various trends in compensation consulting and services available, the Committee interviewed various Compensation Consulting firms, including Croner.  As a result, the Committee selected Towers-Watson to serve as its independent compensation consultant to assist in the development of the 2012 executive and board compensation programs.  Towers-Watson began providing services to the Committee in November 2011.  As part of its duties, Towers-Watson provided the compensation committee with the following services:

•	reviewed and updated our peer group for use in benchmarking 2012 executive compensation;

•	provided benchmark data for the peer group and an analysis of the compensation of the Company’s executive officers as compared to the peer group;

•	provided background information and data for 2012 adjustments to the company’s executive compensation program consistent with good governance practices and the company’s objectives; and

•	prepared an analysis of the board’s 2012 compensation program.

    The Company pays the cost of Towers-Watson’s services, which did not exceed $30,000 in 2011.

Company Compensation Consultant.  In connection with making its recommendations for executive compensation for 2011, the management of the Company engaged Radford, an AON Consulting company (“Radford”), to act as the Company’s compensation consultant.  As part of its duties, Radford provided management with the following services: recommending changes to existing compensation programs, recommending financial and other performance targets to be achieved under those programs, preparing analyses of financial data, preparing peer data comparisons and preparing other briefing materials as necessary.  Radford was not engaged for any non-compensation related services.   The Company pays the cost of Radford’s services, which was approximately $65,000 in 2011.  In 2011, the compensation committee met with Radford and management.  The Company’s executive vice president of human resources worked with Radford to provide any information Radford needed about the Company in order to provide its services.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Andrew Ludwick and James Meyer, each of whom meets the independence and other requirements to serve on our corporate governance and nominating committee under SEC rules and the listing standards of NASDAQ. Mr. Ludwick is the chair of the corporate governance and nominating committee. The corporate governance and nominating committee acted by unanimous written consent one time in 2011.

Our board of directors has adopted a charter governing the duties and responsibilities of the corporate governance and nominating committee. Our corporate governance and nominating committee charter is available on our website at www.rovicorp.com. The principal functions of the corporate governance and nominating committee are to advise and make recommendations to our board of directors on matters concerning corporate governance, review potential or actual conflicts of interest involving members of our board of directors, help identify, evaluate and recruit candidates to fill vacancies on our board of directors, identify the nominees for election to our board of directors at the annual meeting of stockholders and oversee the evaluation of members of our board of directors.

Compensation Committee Interlocks and Insider Participation

    James P. O’Shaughnessy and Ruthann Quindlen served as members of our compensation committee since May 2008.  Andrew Ludwick has served as a member of our compensation committee since May 2010.   James Meyer has served as a member of our compensation committee since May 2011.  None of the members of the compensation committee during 2011 had any interlocking relationship as defined by the SEC.

Corporate Governance Materials

Code of Conduct.  In February 2004, we adopted our Code of Personal and Business Conduct and Ethics (the “Code of Conduct”) as required by applicable securities laws, rules of the SEC and the listing standards of NASDAQ. The Code of Conduct applies to all of our directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of such code of conduct and ethics was filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at www.rovicorp.com. If we make any substantive amendments to the code of conduct and ethics or grant any waiver, including an implicit waiver, from a provision of the code of conduct and ethics to our principal executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website at www.rovicorp.com or in a current report on Form 8-K that will be publicly filed.

Corporate Governance Guidelines and Committee Charters.  Our Corporate Governance Guidelines are designed to assist the board of directors in following corporate practices that serve the best interest of the company and its stockholders. Our Corporate Governance Guidelines and the charters of each of our audit committee, compensation committee and corporate governance and nominating committee are available at our website at www.rovicorp.com.

Director Nomination Process

Director Qualifications

The corporate governance and nominating committee reviews, evaluates and proposes prospective candidates for our board of directors. Each member of our board of directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the corporate governance and nominating committee considers a variety of factors, including the appropriate size of the board of directors, our needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of our business and industry, familiarity with national and international business matters, strategic thinking and willingness to share ideas, network of contacts, experience with accounting rules and practices, and diversity of professional expertise and experience beneficial to the achievement of our strategic goals. The corporate governance and nominating committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The corporate governance and nominating committee understands that it is necessary for at least one, and preferably for several, members of the board to meet the criteria for an “audit committee financial expert” as defined by SEC rules and for a majority of the members of the board to meet the definition of “independent director” under the listing standards of NASDAQ.

Diversity Consideration

While there is no formal policy with respect to diversity, the Company believes that it is essential that members of the board of directors represent diverse viewpoints.  The corporate governance and nominating seeks to create a board of directors that is strong in its collective knowledge and has a diversity of viewpoints, skills and experience with respect to management and leadership, vision and strategy, business operations, business judgment, industry knowledge, accounting and finance, legal and intellectual property, corporate governance and global markets. When the committee reviews a potential new candidate, the committee looks specifically at the candidate’s qualifications in light of the needs of the board of directors and the Company at that time, given the then current mix of director attributes, and ensures that diversity considerations are discussed.

Identifying Nominees

The corporate governance and nominating committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The corporate governance and nominating committee may identify potential nominees based upon suggestions by non-employee members of the board, senior level executives, individuals personally known to the members of the board, third-party search firms and/or stockholders, and evaluate those persons on its own. The corporate governance and nominating committee does not evaluate proposed nominees differently depending upon who has made the proposal. In 2011, we did not pay any fees or expenses to any third party to assist in this process.

Stockholder Nominations

In identifying nominees for our board of directors, the corporate governance and nominating committee will consider any stockholder recommendations for candidates to serve on the board. If a stockholder wishes to nominate a candidate to serve on our board, the stockholder should follow the procedures as set forth in our bylaws. Any notice of director nomination must meet all the requirements contained in our bylaws and include other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), including the nominee’s consent to serve as a director and evidence of the nominating stockholder’s ownership of our stock. If a stockholder wishes to suggest a candidate for consideration by the corporate governance and nominating committee, the stockholder should provide comparable information to the corporate governance and nominating committee with a request that the committee consider the candidate for nomination. To assure time for meaningful consideration by the corporate governance and nominating committee, any such notice should be sent to the attention of Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050 on or before the date on which stockholder proposals to be included in the proxy statement for a given stockholder meeting must be received by us.

Communications with the Board

Stockholders may send communications to the board of directors or individual members of the board by submitting one or more letters in sealed envelopes labeled with the names of the desired recipients. Any such letters should be placed in a larger envelope and mailed to Rovi Corporation, Attention: Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050. The Corporate Secretary will forward the sealed envelopes to the designated recipient. Comments or complaints relating to accounting or auditing matters may be submitted directly to the chair of the audit committee through the same address listed above.

AUDIT COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The audit committee reports to the board of directors and is responsible for overseeing and monitoring the accounting functions and effectiveness of internal control over financial reporting of the Company, its subsidiaries and affiliates and ensuring the objectivity of the Company’s financial statements.  The board of directors, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards.

Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the Company’s internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s system of internal control and the overall quality of the Company’s financial reporting. The audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

In discharging its oversight responsibility, the audit committee has met and held discussions with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm for 2011.  Management represented to the audit committee that the Company’s audited consolidated balance sheets at December 31, 2011 and 2010, and consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011 were prepared in accordance with generally accepted accounting principles in the United States.  The audit committee has read and discussed the consolidated financial statements with management and with Ernst & Young. The audit committee also discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” including information regarding the scope and results of the audit.

The audit committee also received from Ernst & Young the written disclosures and the letter regarding Ernst & Young’s communications with the audit committee concerning independence as required by the applicable requirements of Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” which in September 2008 superseded Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.”  The audit committee also discussed with Ernst & Young any relationships between the Company and the independent registered public accounting firm that may impact Ernst & Young’s independence.

The audit committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal 2012.

Based on these reviews and discussions and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board, and the board approved, that the Company’s audited consolidated balance sheets at December 31, 2011 and 2010, and consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011 be included in the Company’s 2011 Annual Report on Form 10-K.  The audit committee also approved, subject to stockholder ratification, the selection of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2012.

Members of the Audit Committee

Alan L. Earhart (Chair)
Andrew K. Ludwick
Ruthann Quindlen

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of March 1, 2012, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our board of directors are included below.

Name	Age	Positions
Thomas Carson	52	President and Chief Executive Officer
James Budge	45	Chief Financial Officer and Chief Operating Officer
Corey Ferengul	40	Executive Vice President, Product Management and Strategy
Stephen Yu	46	Executive Vice President, General Counsel and Corporate Secretary

For a biography of Thomas Carson, please see above in “Proposal 1: Election of Directors – Nominees for Director.”

James Budge.  Mr. Budge has served as our Chief Financial Officer since September 2005 and our Chief Financial Officer and Chief Operating Officer since February 2012.  Mr. Budge served as Chief Financial Officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005. From August 2002 until joining Trados, Mr. Budge served as Chief Financial Officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as Chief Financial Officer of CrossWorlds Software, Inc., a provider of business infrastructure software. Mr. Budge holds a B.S. in Accounting from Brigham Young University and is a Certified Public Accountant.

Corey Ferengul.  Mr. Ferengul has served as our Executive Vice President, Product Management and Strategy since February 2012.  Since joining Rovi in 2006, Mr. Ferengul has served in various roles including Executive Vice President, Products from February 2011 to February 2012; Executive Vice President, Product Management and Marketing from June 2009 to February 2011; Executive Vice President, Marketing and Solutions from June 2007 to June 2009; Senior Vice President, Product and Solutions Management from November 2006 to June 2007; and Vice President, Global Solutions Marketing from June 2006 to November 2006.  Mr. Ferengul holds a B.A. in Marketing from Illinois State University.

Stephen Yu. Mr. Yu has served as our Executive Vice President, General Counsel and Corporate Secretary since May 2006. He served as Vice President, General Counsel and Secretary of Aspect Communications Corporation, a provider of contact center solutions, from April 2003 until its acquisition by Concerto Software, Inc. in September 2005. From June 2002 to January 2003, Mr. Yu served as Vice President, General Counsel and Secretary of Riverstone Networks, Inc., a provider of ethernet network solutions, and from September 1999 to May 2002, he served as Vice President, General Counsel and Secretary of Palm, Inc., a provider of mobile computing solutions. Mr. Yu holds a B.S. in electrical engineering from Purdue University and a J.D. cum laude from Georgetown University Law Center. Mr. Yu is a member of the California State Bar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much of our common stock was beneficially owned as of March 5, 2012 by each director, each executive officer named in the summary compensation table, all executive officers and directors as a group, and by each holder of 5% or more of our common stock.  To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.  Unless we indicate otherwise, each holder’s address is c/o Rovi Corporation, 2830 De La Cruz Boulevard, Santa Clara, CA 95050.

The option column below reflects shares of common stock that are subject to options that are currently exercisable or are exercisable within 60 days of March 5, 2012.  Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person.  Percentage ownership is based on 111,004,247 shares outstanding on March 5, 2012.  Certain options listed below may have exercise prices in excess of the current fair market value of our common stock.

Beneficial Owner	Shares	Options	Total	Percent of Class
Wellington Management Company, LLP (1)	7,922,257	0	7,922,257	7.14%
Capital Research Global Investors (2)	7,318,250	0	7,318,250	6.59%
Blackrock, Inc. (3)	6,890,328	0	6,890,328	6.21%
Invesco Ltd. (4)	5,933,627	0	5,933,627	5.35%
FMR LLC (5)	5,692,592	0	5,692,592	5.13%
Thomas Carson (6)	287,160	39,588	326,748	*
Alfred J. Amoroso (7)	77,947	180,395	258,342	*
Stephen Yu (8)	58,551	86,046	144,597	*
Corey Ferengul (9)	70,750	67,415	138,165	*
James Budge (10)	80,750	43,541	124,291	*
James P. O’Shaughnessy (11)	5,000	80,500	85,500	*
Alan L. Earhart (11)	5,000	67,500	72,500	*
Andrew K. Ludwick (11)	5,000	42,500	47,500	*
James E. Meyer (11)	5,000	42,500	47,500	*
Ruthann Quindlen (11)	5,000	15,834	20,834	*
All executive officers and directors as a group (10 persons)	600,158	665,819	1,265,977	1.14%

* Less than one percent

(1)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Wellington Management Company, LLP (“Wellington Management”) in a Schedule 13G filed with the SEC on February 14, 2012.  Wellington Management does not have sole dispositive power or sole voting power with respect to any of the shares. The securities as to which the Schedule 13G was filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management.  The address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(2)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Capital Research Global Investors in an amended Schedule 13G filed with the SEC on February 13, 2012.  Capital Research Global Investors has sole dispositive and voting power with respect to all of the shares.   The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(3)	Based solely on, and in reliance upon, and without independent investigation of, information provided by Blackrock, Inc. in an amended Schedule 13G filed with the SEC on February 8, 2012. Blackrock, Inc. has sole dispositive and voting power with respect to all of the shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Based solely on, and in reliance upon, and without independent investigation of, information provided by Invesco Ltd. in a Schedule 13G filed with the SEC on February 14, 2012. Invesco Ltd. and its affiliates have sole dispositive power with respect to 5,090,090 shares and sole voting power with respect to all of the shares. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(5)
Based solely on, and in reliance upon, and without independent investigation of, information provided by FMR LLC in an amended Schedule 13G as filed with the SEC on January 10, 2012.  FMR LLC has sole voting power with respect to 2,312,833 shares and sole dispositive power with respect to all of the shares. Fidelity Management and Research Company (“Fidelity”) a wholly owned subsidiary of FMR LLC is the beneficial owner of 2,835,854 shares.  Edward C. Johnson 3d, the Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each have sole power to dispose of the 2,835,854 shares owned by the funds.  The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)
Shares beneficially owned include 280,750 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning March 1, 2009.  The restrictions lapse as follows: 38,250 shares release in 2013 and 33,750 shares release in 2014, 33,750 shares release in 2015, and 25,000 shares release in 2016.  150,000 shares of restricted stock awards are subject to performance based vesting over a period of up to four years from 2013 to 2016.

(7)
Shares beneficially owned include 77,500 shares subject to the release of restricted stock awards.  Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning September 1, 2008.  The restrictions lapse as follows: 21,250 shares release in 2012, 18,750 shares release in 2013, 18,750 shares release in 2014 and 18,750 shares release in 2015.  Excludes 6,000 shares held of record by an unrelated trustee in three trusts established by Mr. Amoroso for his children.

(8)
Shares beneficially owned include 49,500 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning March 1, 2009.  The restrictions lapse as follows: 14,500 shares release in 2013, 10,000 shares release in 2014, 10,000 shares release in 2015, and 5,000 shares release in 2016.  10,000 shares of restricted stock awards are subject to performance based vesting over a period of up to four years from 2013 to 2016.

(9)
Shares beneficially owned include 70,750 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning March 1, 2009.  The restrictions lapse as follows: 18,250 shares release in 2013, 13,750 shares release in 2014, 13,750 shares release in 2015 and 5,000 shares release in 2016.  20,000 shares of restricted stock awards are subject to performance based vesting over a period of up to four years from 2013 to 2016.

(10)
Shares beneficially owned include 80,750 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning March 1, 2009.  The restrictions lapse as follows:  20,750 shares release in 2013, 16,250 shares released in 2014, 16,250 shares release in 2015, and 7,500 shares release in 2016.  20,000 shares of restricted stock awards are subject to performance based vesting over a period of up to four years from 2013 to 2016.

(11)
Shares beneficially owned include 5,000 shares subject to the release of restricted stock awards.  Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2012.

EQUITY COMPENSATION PLAN INFORMATION

    The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plan approved by security holders	7,049,638	$36.62 (1)	10,072,904
Equity compensation plans not approved by security holders	24,890 (2)	$46.13	0
Total	7,074,528	$36.67	10,072,904

(1)	This reflects the weighted average exercise price for stock options granted pursuant to equity compensation plans only. Restricted stock is issued at a cost of $0.001 per share and therefore has no weighted average exercise price.

(2)	This reflects shares issued under the Sonic Solutions 2010 Inducement Equity Compensation Plan that was assumed by the Company in connection with the acquisition of Sonic Solutions in February 2011. No further shares will be issued under this plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

In accordance with Section 16(a) of the Exchange Act and the regulations of the SEC, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC and NASDAQ and to furnish us with copies of all of the reports they file.

To the best of our knowledge, based solely on a review of the copies of such forms and certifications furnished to us from the reporting persons, we believe that during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our common stock were timely met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our compensation programs and explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers for 2011: Thomas Carson, President and Chief Executive Officer; Alfred J. Amoroso, Former President and Chief Executive Officer; James Budge, Chief Financial Officer; Corey Ferengul, Executive Vice President, Products; and Stephen Yu, Executive Vice President and General Counsel.

Mr. Carson became our president and chief executive officer effective December 14, 2011.  He served as our executive vice president, worldwide sales and marketing during 2011 until his promotion to CEO in December 2011.  Mr. Amoroso retired as president and chief executive officer effective December 14, 2011, and remains in a part-time employment role with the company to assist with the transition of chief executive officer duties and responsibilities and to provide such other services as requested by the board or the chief executive officer.  Mr. Ferengul became our executive vice president, products in February 2011 and served as executive vice president, product management and marketing during January 2011.

Executive Summary

Rovi Corporation is focused on powering the discovery and enjoyment of digital entertainment by providing a broad set of integrated solutions that are embedded in our customers’ products and services and used by end consumers to simplify and guide their interaction with digital entertainment.  To achieve our corporate mission, we rely on our employees.  We encourage teamwork and collaboration among our employees and we demand accountability and strong results.  Accordingly, we have designed our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance, internal pay equity, comparability of compensation as compared to peer group companies, and retention value.

We continue to emphasize pay for performance in our executive compensation structure while maintaining our internal pay equity on levels comparable to our peer group companies.  For 2011, approximately 52% of the target total direct compensation for our former chief executive officer, and an average of approximately 30% of the target total direct compensation for our other named executive officers, was performance-based, either in the form of cash compensation that was subject to the achievement of annual performance goals (including corporate financial goals and individual goals) or stock options which generally have value only if our stock price rises following the date of grant and as the options vest and become exercisable over four years.

We believe our compensation program has assisted us in achieving outstanding results in recent years, both on an absolute level and as compared with our peers.  In 2011, we achieved year-over-year adjusted pro forma revenue growth of approximately 12% and year-over-year adjusted pro forma operating profit growth of 32%.  We have designed our compensation program to reward our executives when they achieve results like these.  For 2011, we used our annual variable cash bonus program to reward executives for achieving adjusted pro forma revenue and adjusted pro forma operating profit, and as a result, a meaningful portion of the cash compensation paid to our executives in 2011 was paid as a result of our achieving 97.2% of our adjusted pro forma revenue target and 98.7% of our adjusted pro forma operating profit target for 2011, which resulted in a payout level under our 2011 Senior Executive Company Incentive Plan of 96% with respect to the corporate performance piece of that plan.  See “—Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2011 – 2011 Senior Executive Company Incentive Plan” below for a discussion of how we calculate adjusted pro forma operating profit.

Additionally, in February 2011, we adopted stock ownership guidelines for our board and our executive officers, setting forth guidelines for ownership of a number of shares equal in value to 1 to 3 times the individuals’ annual base salary/retainer (as applicable).  Further details of those guidelines are described below under the heading “Directors and Named Executive Officers Stock Ownership Guidelines.”

Results of 2011 Stockholder Advisory Vote on Executive Compensation

Although last year’s advisory stockholder vote on executive compensation is non-binding, our compensation committee has considered, and will continue to consider, the outcome of this vote when making compensation decisions for our named executive officers. At our annual meeting of stockholders held on May 24, 2011, over 87% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. The compensation committee believes that this stockholder vote strongly endorsed the compensation philosophy of the company and the decisions made for 2011.

Compensation Philosophy:  Our Objectives, Elements and Considerations

Our executive compensation programs are designed to:

●	attract and retain talented and experienced executives by offering market competitive compensation programs;

●	motivate key executives to achieve strategic business initiatives and to reward them for their achievements;

●	support a pay-for-performance environment that differentiates bonus amounts among the named executive officers on their responsibilities and contributions toward company performance; and
●	align the interests of executives with the long-term interests of our stockholders through equity-based awards whose value over time depends upon the market value of the company’s common stock.

To achieve these objectives, our executive compensation package provides a mix of compensation elements, including base salary, annual variable cash bonuses, stock-based compensation, broad-based employee benefits and severance benefits.  In any given year, our compensation committee may consider one or more of the following factors in determining the amount and form of each of these compensation elements:

●	compensation levels paid by companies in our peer group, with a focus on having base salary at approximately the 50th percentile of our peer companies, target variable incentive compensation so that when added to base salary, the target total cash compensation approximates the 60th percentile, and when target long-term equity compensation is included, total direct compensation is targeted between the 60th and 75th percentile, with such target levels exceeded where our compensation committee wishes to reward exceptional performance to plan or exceptional stockholder return compared with peers, as we believe this allows us to recruit and retain high performing employees while also focusing the employees on the achievement of our corporate goals and long-term stock price appreciation;

●	historical and anticipated corporate and individual performance, including stock price, achievement of revenue and operating profit, and execution of individual, team and company-wide strategic initiatives;

●	budget constraints for salary, bonus and equity adjustments;

●	historical compensation levels;

●	internal pay equity of the compensation paid to one executive officer as compared with another – that is, the compensation paid to each executive should reflect the contribution of his or her role to the company as compared with the roles of the other executives, as we believe this approach fosters retention and teamwork among our executives while recognizing that compensation opportunities should increase based on increased levels of responsibility;

●	tax (including Section 409A and Section 162(m) of the Code) and accounting considerations;

●	broader economic conditions, to ensure that our pay strategies are effective, yet responsible;

●	the potential dilutive effect of our equity compensation practices on our stockholders;

●	the experiences and individual knowledge of the members of our board regarding compensation programs generally and those at other companies;

●	the recommendations of our executive officers, our management’s compensation consultant, and our compensation committee’s own independent compensation consultant; and

●	individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

While the compensation committee generally looks to target the base salary, total cash compensation and total compensation at the levels described above (and as further described below under Compensation Positioning Against Peer Data), the compensation committee has not adopted any formal guidelines on this allocation.  In addition, the compensation committee has not adopted any formal or informal policies or guidelines on the mix of the equity awards with regards to stock options versus restricted stock grants.  We believe having flexibility in our allocation among various elements of compensation allows us to tailor each executive’s compensation package to meet our compensation goals based on the facts and circumstances known at that time.  The compensation committee may review from time to time the values of vested equity awards held by, and equity award profits realized by, executives; however, these values are generally not a material factor in the determination of current levels of cash or equity-based compensation.

Role of Our Compensation Committee

In 2011, our compensation committee evaluated and recommended for approval by the outside, independent and non-employee members of the board the annual compensation changes for our named executive officers, as well as the performance goals for our compensation programs. References below to approvals by our board are intended to refer to approvals by the outside, independent and non-employee members of the board. In February of each year, our compensation committee solicits and considers our chief executive officer’s recommendations on the compensation levels of each named executive officer, as well as his reviews of each named executive officer’s performance and contributions in the prior year.   For clarity, with respect to the decisions made in respect of fiscal 2011, these recommendations were made in February 2011 by Mr. Amoroso.  In addition, our chairman of the board solicits from other board members their evaluations of the performance of the chief executive officer for the prior year and discusses his assessment of our chief executive officer’s performance with the other members of the compensation committee.

As part of its deliberations, in any given year, the compensation committee may review and consider materials such as company financial reports and projections, historical achievement of company-wide operational and financial objectives, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our chief executive officer, human resources department and the advice of the compensation committee’s independent compensation consultant as well as the materials prepared by management’s compensation consultant.

Role of Management in Setting Compensation

The company’s human resources, finance, and legal departments work with our chief executive officer to review peer compensation data, to propose compensation programs for consideration by the compensation committee, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the compensation committee.   In 2011, management continued to retain Radford (i) to provide compensation consulting services to management, including working collaboratively with management, the compensation committee and the compensation committee’s independent consultant in recommending a peer group and preparing benchmark data from the 2010 Radford Executive Survey for executives and the general employee population, (ii) providing an analysis of the company’s broad based equity compensation programs, and (iii) educating management on various compensation strategies and structures.  The company pays the cost of Radford’s services, which was approximately $65,000 in 2011.

Our internal personnel responsible for compensation analysis for the company generally attend a portion of each of the compensation committee’s meetings and leave before certain executive sessions.  No executive officer was present or participated directly in the compensation committee or the board’s final determinations regarding the amount of any component of his own 2011 compensation package.

However, given his responsibilities for managing the performance of our executive officers, our chief executive officer plays a primary role in establishing the performance goals for, and evaluating the performance of, our other named executive officers (as described in greater detail below under “Short-Term Incentive Compensation”).  The compensation committee solicits and considers his evaluations and recommendations (as well as those of the human resources department), including his recommendations regarding base salary adjustments, target cash and equity incentive award levels, and the need for any special bonuses in a given year.  In the case of the chief executive officer, the compensation committee and the board meet outside the presence of our chief executive officer and assess his performance.

Role of our Independent Compensation Consultant

The compensation committee continued to retain Croner as its independent compensation consultant for the fiscal year 2011. In 2011, the compensation committee met regularly with Croner, both with and without management present, depending upon the topic being discussed.  The company’s executive vice president of human resources worked with Croner to provide any information Croner needed about the company in order to provide its services; however, the compensation committee retained the sole authority to direct, terminate or continue Croner’s services.  In 2011, Croner provided the compensation committee with the services as described above under “Role of Compensation Consultants-Compensation Committee Consultant.” The cost of these non-executive consulting services, which were paid by the company, was $36,263 in 2011.

Croner had been providing compensation consultation services to the committee for the period beginning in 2008.  In November 2011, the committee selected Towers-Watson to succeed Croner as its independent compensation consultant to assist in the development of the 2012 executive and board compensation programs.  The company pays the cost of Towers-Watson’s services, which did not exceed $30,000 in 2011.

Peer Group Determination

As noted above, the compensation committee considers compensation practices and levels among our peer companies as one factor in determining compensation each year.  This “benchmarking” helps us, among other process objectives, to balance our goal of attracting and retaining top executive talent with the need to maintain a reasonable and responsible cost structure.

Our compensation committee generally reviews and updates our peer group of companies annually to reflect changes in the industry and to ensure that our comparisons to peer group data are meaningful to the compensation committee’s process and review. For the 2011 compensation decisions, management worked with Radford and Croner to make recommendations to update the 2011 peer group of companies to remove certain companies based on acquisitions or cessation of public reporting status, or on perceived lack of comparability, and to add certain companies based on perceived comparability.  Regarding comparability, the compensation committee requested companies: (i) that may compete with our product offerings or with whom we believe we compete with in the market for executive talent, (ii) with a revenue range of approximately  $240 million to $1 billion, reflecting a range of approximately 0.5x to 2x of our then-projected revenue of $600 million, and (iii) a market capitalization range of approximately $400 million to $8.55 billion, reflecting a general range of approximately 0.5x to 1.7x of our then-current market capitalization of $ 5.10 billion.

    The compensation committee approved the proposed list of the following 20 peer group companies for 2011:
Akamai Technologies, Inc.	Harmonic Inc.	Parametric Technology Corporation	TIBCO Software, Inc.
Ariba Inc.	Informatica Corporation	Progress Software Corporation	TiVo Inc.
Cadence Design Systems Inc.	Monster Worldwide, Inc.	Quest Software Inc.	ValueClick, Inc.
Compuware Corporation	Nuance Communications, Inc.	RealNetworks Inc.	Websense, Inc.
Dolby Laboratories, Inc.	Open Text Corporation	Red Hat, Inc.	Zoran Corporation

Croner then collected, analyzed and provided to the compensation committee a report on the total direct compensation data for executive officers holding comparable positions at the peer group companies from individual proxy filings based on Equilar data and from the 2010 Radford Executive Survey.

Radford provided management with its own analysis and report on the total direct compensation of comparably positioned executive officers from the 2010 Radford Executive Survey and based on its review of the data for the peer group companies.  This Radford report was shared with the compensation committee.  The Radford data and the Croner data were largely comparable and the compensation committee used such joint data to validate each consultant’s findings.

Compensation Positioning Against Peer Data

In general, the compensation committee believes it is generally appropriate to provide target total cash and equity compensation at approximately up to the 75th percentile of the compensation paid to similarly situated executives employed by the peer group companies for target level performance, with compensation above this level possible for exceptional performance and compensation below these levels if our performance goals are not reached. To achieve this positioning for target direct compensation, the compensation committee generally starts with the following assumptions:

•	base salaries are targeted at approximately the 50th percentile;

•	target bonus compensation, when added to base salary, results in a target total cash compensation that approximates the 60th percentile; and

•	target equity compensation, when added to target total cash compensation, results in target total compensation at approximately the 75th percentile.

Our compensation committee believes that targeting compensation at these levels is necessary to achieve the objectives of our executive compensation program – both attracting and retaining top talent as well as linking more of their compensation toward long term gains in the value of our stock and, to a slightly lesser extent, on our short-term annual corporate performance goals.

    In addition, the compensation committee recognizes that the peer data is, at the time of its use, generally at least several months old (that is, data used by the compensation committee in setting compensation at the start of 2011 reflects decisions made by other companies at the start of 2010).  As a result, relying on the 50th percentile for all elements could result in compensation decisions that do not reflect increases by our peers in 2011 or changed economic conditions.  However, as noted above under “Compensation Philosophy: Our Objectives, Elements and Considerations,” benchmarking is just one factor the compensation committee considers in setting compensation.

We believe this approach helps us to compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2011

Our 2011 executive compensation program consists of three principal components: base salary, annual variable cash bonus and equity compensation.  For 2011, approximately 52% of the target total compensation for Mr. Amoroso, and an average of approximately 30% of the target total compensation for our other named executive officers, was performance-based, in the form of the annual cash incentive bonus opportunity and stock options.

Alfred Amoroso’s Target Key Compensation Elements

Other NEOs’ Average Target Key Compensation Elements

Base Salary

We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a material portion of their compensation “at risk” in the form of annual variable cash bonuses and equity-based compensation.  Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain our named executive officers.  The compensation committee generally targets base salary levels at the 50th percentile of our peer group companies as it believes this positioning provides adequate retention incentive.

Our compensation committee generally reviews base salaries in the first quarter of every year.  In February 2011, our compensation committee recommended for approval, and the board approved, increases to the base salaries of Messrs. Carson, Amoroso, Budge, Ferengul and Yu as set forth in the table below.  In making these decisions, the compensation committee considered the positioning of the individual’s salary as compared to the peer company data, as well as the individual’s historical salary levels and anticipated role and responsibilities for the coming year.  In making these decisions, the compensation committee considered our then-current budget for employee salary adjustments, the peer group positioning of the salary level, and the anticipated role and responsibilities for the coming year.

Executive Officer	2011 Base Salary	% Change from 2010	Market Position (1)
Thomas Carson	$475,000	6.2%	> 90th (2)
Alfred J. Amoroso	$610,000	10.9%	50th
James Budge	$425,000	13.3%	50th – 60th
Corey Ferengul	$400,000	24.6%	> 90th (3)
Stephen Yu	$350,000	16.7%	60th

(1)	References to market position in this table are to the Radford percentile data for base salary provided to the compensation committee.
(2)	Mr. Carson’s base salary level is in part based on his legacy compensation from his days at Gemstar-TV Guide International, Inc., where the compensation model emphasized higher cash and lower equity compensation levels.
(3)	The committee, in reviewing the peer group data provided by Radford, concluded that Mr. Ferengul had no direct comparables in the peer group because his duties bridged two positions in product and innovation management. The committee therefore established a base salary level for Mr. Ferengul that it believed to be reasonable in light of the available data.

    In addition, in May 2011, the compensation committee recommended for approval, and the board approved, the executive succession planning agreement with Mr. Amoroso.  In determining his base salary following the potential transition, including the reduction from his existing base salary level to a reduced level following the initial 90 day transition period, the compensation committee considered his anticipated role and responsibilities during the initial transition period as compared to the remainder of the transition period, the company’s need for his transition services given his extensive institutional knowledge of the organization, and negotiations with Mr. Amoroso.  The terms of the agreement with Mr. Amoroso are discussed more fully below under the heading “Agreements Providing for Change of Control and Severance Benefits”.

    Finally, the compensation committee approved an additional increase to Mr. Carson’s base salary in connection with his promotion to the position of chief executive officer and president, effective January 1, 2012.  In making this decision, the compensation committee considered the positioning of his new salary as compared to the peer company data, as well as his anticipated role and responsibilities for 2012.

Short-Term Incentive Compensation

    We have structured our annual target total cash compensation program to reward the achievements of our executive officers and their contributions to our financial performance.  Our compensation committee recognizes the important role that variable compensation plays in attracting, retaining and motivating our executives to achieve our short-term goals.

    Target Bonuses.  In February 2011, Mr. Amoroso recommended to our compensation committee no change in the target bonus levels for our named executive officers for the prior year as set forth in the table below.  Mr. Amoroso’s decisions were principally based on the positioning of the target bonus opportunities as compared to the Radford data provided to management.  The compensation committee reviewed his recommendations, taking into account the Radford and Croner data.  The compensation committee determined that the target bonus levels of these individuals, other than Mr. Amoroso, were generally consistent with historical practices and the desired positioning for target total cash compensation at approximately the 60th to 75th percentile for the peer group of companies, and decided not to change the target bonus levels from the 2010 levels.  The compensation committee increased Mr. Amoroso’s target bonus to bring it to the desired positioning and to better reflect the compensation committee’s determination of the appropriate internal pay equity, taking into account Mr. Amoroso’s extensive duties and control over our financial performance in his then-current position of president and chief executive officer.

Executive Officer	2011 Target Bonus	% Change from 2010	Market Position (2)
Thomas Carson	50% (1)	0%	60th – 75th
Alfred A. Amoroso	120%	20%	60th
James Budge	65%	0%	60th
Corey Ferengul	60%	0%	> 90th (3)
Stephen Yu	60%	0%	50th – 60th

(1)	Mr. Carson’s target bonus opportunity during 2011 consisted of both eligibility under the SECIP (defined below) and his eligibility to earn commission-based compensation in his sales role. This 50% opportunity was split evenly between the two programs.
(2)	References to market position in this table are to the Radford percentile data for target total cash compensation provided to the compensation committee.
(3)	The committee, in reviewing the peer group data provided by Radford, concluded that Mr. Ferengul had no direct comparables in the peer group because his duties bridged two positions in product and innovation management. The committee therefore established a target bonus level for Mr. Ferengul that it believed to be reasonable in light of the available data.

    In May 2011, the compensation committee recommended for approval, and the board approved, Mr. Amoroso’s continued eligibility to participate in the company’s executive bonus plan at his final employee rate of participation (that is, his final target bonus level) as part of his executive succession planning agreement.  In determining his target bonus opportunity, the compensation committee considered his anticipated role and responsibilities during the initial transition period as compared to the remainder of the transition period, the company’s need for his transition services given his extensive institutional knowledge of the organization, and negotiations with Mr. Amoroso.

    Finally, the compensation committee approved an increase to Mr. Carson’s target bonus opportunity to be effective only starting in 2012.  In making this decision, the compensation committee considered the positioning of his new target total cash compensation as compared to the peer company data, as well as his anticipated role and responsibilities for 2012.  Mr. Carson will not be eligible for any commission plan compensation in 2012.

    2011 Senior Executive Company Incentive Plan.  In February 2011, the compensation committee approved the terms of our 2011 Senior Executive Company Incentive Plan (“SECIP” or “2011 Executive Incentive Plan”).  Under the SECIP, the named executive officers would be eligible to earn their annual variable cash bonus based on the company’s achievement of adjusted pro forma revenue and adjusted pro forma operating profit as well as individual performance, with the weighting as set forth in the following table.  These weightings reflect the compensation committee’s determination of the anticipated and intended contribution of each then-current officer’s achievement against the related goals.

Weighting Among Goals
Executive Officer	Revenue Performance	Corporate Performance	Individual Performance
Thomas Carson	50% (1)	37.5%	12.5%
Alfred A. Amoroso	0%	100%	0%
James Budge	0%	75%	25%
Corey Ferengul	0%	75%	25%
Stephen Yu	0%	75%	25%

(1)	Reflects his commission-based opportunity while serving as Executive Vice President of Worldwide Sales & Marketing.

Corporate performance was calculated using a corporate performance factor matrix measuring both adjusted pro forma revenue and adjusted pro forma operating profit to determine the “corporate performance factor.” The portion of the annual variable cash bonus that could be earned based on corporate performance was calculated as the product of (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on corporate performance, and (iv) the corporate performance factor determined by the corporate performance factor matrix.

 The adjusted pro forma revenue target for the matrix at 100% achievement was $800 million.   The adjusted pro forma operating profit target for the matrix at 100% achievement was $328.3 million. Adjusted pro forma operating profit is measured as pro forma operating income from continuing operations, adding back non-cash items such as equity-based compensation and amortization of intangibles; as well as items which impact comparability that are required to be recorded under GAAP, but that the company believes are not indicative of its core operating results such as transaction, transition and integration costs and restructuring and asset impairment charges. While depreciation expense is a non-cash item, it is included in adjusted pro forma operating profit as a reasonable proxy for capital expenditures.  The adjusted pro forma revenue target and adjusted pro forma operating profit target for 2011, as well as the achievement of those targets discussed herein, assumes the Sonic Solutions acquisition occurred on January 1, 2010, and also includes the results of the Roxio Consumer Software business, which the Company reclassified to discontinued operations in the fourth quarter of 2011.  Even though the Roxio business was included in discontinued operations in 2011, the Roxio related 2011 results remained included in the 2011 targets given the business was managed throughout 2011.

The corporate performance factor matrix is set forth below, and uses straight-line interpolation for results between the stated percentages.  There is no threshold level of performance.  Maximum achievement is capped at 2.0 (or 200% of the target opportunity allocated to corporate performance).

          Corporate Performance Factor Matrix

	120%	..70	1.00	1.20	1.50	1.75	2.00
	115%	.70	1.00	1.18	1.44	1.68	1.94
Adjusted Pro Forma Revenue	110%	.70	1.00	1.16	1.38	1.61	1.88
as a % of Goal	105%	.70	1.00	1.14	1.32	1.54	1.82
	100%	.65	1.00	1.12	1.26	1.47	1.76
	85%	.50	0.90	1.10	1.20	1.40	1.70
		85%	100%	110%	120%	130%	140%

				Adjusted Pro Forma Operating Profit as a % of Goal

    Individual performance was calculated as a number, between 0 and 300%, with 100% as target performance, and such number was called the individual performance factor.  The portion of the annual variable cash bonus that could be earned based on individual performance was calculated for each participant as the product of (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on individual performance, and (iv) the individual performance factor. The compensation committee approved each eligible executive’s individual performance factor on a subjective basis, without reference to pre-established goals, taking into account Mr. Amoroso’s evaluations of each officer’s performance.  The compensation committee believes it is important to retain flexibility to reward individuals for their contributions to the overall company performance.

    Under Mr. Carson’s original offer letter with the Company, he was eligible to earn commissions as his incentive compensation.  In recent years, the compensation committee has modified this commission portion so that it is a separate factor for Mr. Carson under the annual variable cash bonus plan, measured based on revenue.  The portion of the annual variable cash bonus that could be earned by Mr. Carson based on revenue performance was calculated as a sliding percentage for performance at or above 70% of the target revenue amount.  The revenue target was $800 million and was measured in the same way as the revenue target under the Corporate Performance Factor.

    In addition to the target incentive for Mr. Amoroso set forth above, under the SECIP, the compensation committee retained the discretion to award Mr. Amoroso an additional annual variable cash bonus in an amount up to two hundred percent (200%) of his base salary.  The compensation committee believes this structure for rewarding his individual performance is important to retain flexibility to reward his contributions to the overall company performance.

    2011 Corporate Performance.  We delivered strong performance in 2011 against our revenue and operating profit goals. Specifically, we achieved $777.3 million in adjusted pro forma revenue, or 97.2% of the target goal, and $324.1 million in adjusted pro forma operating profit, or 98.7% of the target goal, resulting in a factor on the corporate performance factor matrix of 0.96 (that is, 96% of the portion of the target opportunity allocated to corporate performance).

    After determining the individual performance factor for each named executive officer, the compensation committee approved total annual variable cash bonuses as follows:

•
Thomas Carson: Based on the corporate performance factor, Mr. Carson earned the portion of his annual variable cash bonus attributable to corporate performance in an amount equal to $85,500. Based on revenue performance, Mr. Carson earned the portion of his annual variable cash bonus attributable to revenue in an amount equal to $106,481.  Mr. Amoroso recommended, and the compensation committee approved, an individual performance factor of 160% based on strong performance in 2011 against our revenue goals.  This translated into the individual portion of his cash bonus of an amount of $47,500 based on the formula described above.  This resulted in total annual variable cash compensation of $239,481.

•
Alfred J. Amoroso: Based on the corporate performance factor, Mr. Amoroso earned an annual variable cash bonus of $674,478.  In addition, the board approved the award of an additional variable cash bonus of $300,000 in recognition of his leadership and achievement of the company’s performance in 2011.

•
James Budge: Based on the corporate performance factor, Mr. Budge earned the portion of his annual variable cash bonus attributable to corporate performance in an amount equal to $198,900. Mr. Amoroso recommended, and the compensation committee approved, an individual performance factor of 120% based on management of our timely financial reporting and efficient audit processes and procedures, execution of our initiatives to reduce financial operating costs and increase financial operating efficiency, contributions to maintaining positive investor relations and support of business development strategies.  This translated into the individual portion of his cash bonus of an amount of $82,875 based on the formula described above.

•
Corey Ferengul:  Based on the corporate performance factor, Mr. Ferengul earned the portion of his annual variable cash bonus attributable to corporate performance in an amount equal to $172,800.  Mr. Amoroso recommended, and the compensation committee approved, an individual performance factor of 115% based on management of the products function and support of company’s strategies.  This translated into the individual portion of his cash bonus of an amount of $69,000 based on the formula described above.

•
Stephen Yu: Based on the corporate performance factor, Mr. Yu earned the portion of his annual variable cash bonus attributable to corporate performance in an amount equal to $151,200. Mr. Amoroso recommended, and the compensation committee approved, an individual performance factor of 125% based on leadership and management of the worldwide legal initiatives and support of business development strategies.  This translated into the individual portion of his cash bonus of an amount of $65,625 based on the formula described above.

Executive Officer	2011 Target Bonus (%)	2011 Target Bonus($)	2011 Actual Bonus Paid	% of Target
Thomas Carson	50%	$236,350	$239,481	101%
Alfred A. Amoroso	120%	$720,000(1)	$974,478	135%
James Budge	65%	$276,250	$281,775	102%
Corey Ferengul	60%	$240,000	$241,800	101%
Stephen Yu	60%	$210,000	$216,825	103%

(1)
Mr. Amoroso’s 2011 Target Bonus reflects the prorated amounts of his base salary prior to March 1, 2011 and after March 1, 2011. Prior to March 1, 2011, Mr. Amoroso was eligible for a target bonus amount of $91,667 ($550,000 base salary x 0.17 proration factor). After March 1, 2011, Mr. Amoroso was eligible for a target bonus amount of $508,333 ($610,000 base salary x 0.83 proration factor).

Long-Term Incentive Compensation

    The compensation committee believes that properly structured equity compensation programs align the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation.  The compensation committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value.  Therefore, the compensation committee targets grants of equity compensation, when included with target total cash compensation, at or around the 75th percentile for our peer group companies. However, the compensation committee may also consider, in any given year, one or more of the factors described above under “Compensation Philosophy:  Our Objectives, Elements and Considerations.”

    We have historically granted stock options and/or restricted stock to our named executive officers.  Stock options have an exercise price equal to (and not less than) the fair market value of our common stock on the date of grant, and generally vest over a four-year period. As a result of this structure, options provide a return to the executive only if the executive remains employed by us, and then only if the market price of our common stock appreciates over the period in which the option vests and continues to remain above the strike price during the term when those options may be exercised.  In 2009, as a result of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R) and our adoption of a policy limiting the aggregate number of shares granted under our equity plans in order to help reduce dilution to our stockholders, the compensation committee began granting limited restricted stock awards in addition to stock options. We continue to believe this mix of stock options and restricted stock is less dilutive to our current stockholders than the grant of stock options only and would reduce the amount of compensation expense that would be recognized in our statements of income, which in turn would result in higher reported net income while at the same time helping us achieve our goals for equity compensation. The compensation committee recognizes that full value awards, like restricted stock, have a greater intrinsic value to employees than stock options and may therefore have an increased retention effect.  However, the compensation committee is aware that time based restricted stock awards may not provide the same motivation to drive stockholder return as options.

    Equity Grants in 2011.  In February 2011, the compensation committee approved the grant of options and restricted stock to our named executive officers as set forth in the table below, with the grants (other than Mr. Amoroso’s restricted stock grant) effective as of March 1, 2011 (consistent with our equity grant timing policy).

    The compensation committee decided it was appropriate to grant approximately the same number of options as shares of restricted stock – that is, split the grant evenly based on number of shares – in order to reward management for outstanding stockholder return in the two years leading up to the grants, and to enhance management retention in the face of concerns regarding key talent being targeted and recruited by other companies, including competitors, as the economy improved and potential attrition risk as the Company considered CEO succession.

    The compensation committee granted Mr. Amoroso only options in the first quarter of 2011 due to the restrictions on the company’s ability to grant full value awards to him contained in our 2008 Equity Incentive Plan.  Following the stockholders’ approval of the amendment of the 2008 Equity Incentive Plan to remove this limitation, the compensation committee granted Mr. Amoroso the number of shares of restricted stock set forth below, in exchange for the cancellation of a portion of the previously-granted stock options.

    In determining the size of the total equity compensation opportunity, the compensation committee:

•	Aimed to have the aggregate target award value result in target total direct compensation at or around the 75th percentile for our peer group companies;

•
Focused on internal pay equity, that is, the equity opportunity should make up a larger portion of an executive’s target total compensation as the executive’s level of responsibility increases, but that generally, the direct reports of the chief executive officer should have relatively similar target opportunities;

•
Rewarded the executives for achievement of a 2010 total stockholder return that was vastly in excess of the peer group median and for the continuation of increased total stockholder return for 2009 that greatly exceeded the peer group median in 2009;

•	Rewarded the continued extraordinary growth in revenue and operating profit of the company over the prior year; and

•	Considered the recommendations of Mr. Amoroso.

Executive Officer	Options	Restricted Stock	Market Position(1)
Thomas Carson	40,000	35,000	> 90th
Alfred J. Amoroso	450,000(2)	—(2)	60th(3)
James Budge	40,000	35,000	75th – 90th
Corey Ferengul	40,000	35,000	> 90th
Stephen Yu	25,000	20,000	90th

(1)	References to market position in this table are to the Radford percentile data for target total direct compensation provided to the compensation committee.
(2)	The grant amounts shown do not reflect the stockholder approval, in May 2011 at the Company’s annual meeting of stockholders, of the chief executive officer’s ability to participate in the Company’s 2008 Equity Incentive Plan. Upon such approval, options to purchase 225,000 shares of the Company’s Common Stock that were originally granted on March 1, 2011 were cancelled and in substitution for such cancellation of options, 75,000 shares of restricted stock were granted on July 1, 2011 pursuant to the 2008 Equity Incentive Plan (using a 3:1 ratio of options to restricted stock).
(3)	Reflects market position as of the February grant date. With the cancellation of a portion of the option grant and the issuance of the restricted share grant in July 2011, the market positioning of his award at the time of grant was greater than the 90th percentile.

Equity Compensation Policies

    Our policy is to generally make annual, new-hire and promotion equity grants on pre-determined dates as follows:

●
Annual equity grants for named executive officers are recommended by the compensation committee and approved by the board, or approved by the compensation committee, as applicable, on the first regularly scheduled meeting of the compensation committee and/or the board during the first quarter of each year, with a grant date effective as of March 1; and

●	New hire and promotion option grants for all newly hired executive officers are subject approval by our compensation committee and occur on the first day of the month following the new employee’s start date

(except for January, which would be January 2, due to the perpetual January 1 holiday).  For example, if the compensation committee authorized a grant to a new-hire executive officer on January 10 and the executive officer started employment on January 20, the grant date would be February 1.  If the new-hire executive officer started employment on January 20 but the compensation committee did not authorize the grant until February 2, the grant date would be March 1.

•
Restricted stock may be granted upon the following dates each calendar year: January 2; March 1; May 1; July 1; September 1; and November 1 (the “restricted stock grant dates”).  Subject always to prior compensation committee authorization of the particular grant of restricted stock, grants for all newly hired executive officers (other than those employed in connection with a business acquisition) occur on the restricted stock grant date following the new employee’s start date.  For example, if the compensation committee authorized a grant to a new-hire executive officer on February 10 and the executive officer started employment on February 20, the grant date would be March 1.  If the new-hire executive officer started employment on February 20 but the compensation committee did not authorize the grant until March 2, the grant date would be May 1.

•
The exercise price of the options is not less than the closing price of our common stock on the grant date of the option.  It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

Directors and Named Executive Officers Stock Ownership Guidelines

    In February 2011, we adopted stock ownership guidelines for our board and our executive officers (including the named executive officers) as follows:

•
Board members are required to own, or acquire within five years of July 1, 2011, shares of common stock of the company (including stock options or restricted stock received as compensation for serving as a member of the board) having a market value of at least three times the amount of the annual cash retainer for such director.

•
Our chief executive officer is required to own, or acquire within five years of March 1, 2011, shares of common stock of the company (including stock options or restricted stock received as compensation in connection with his employment with the company) having a market value of at least three times his then-current annual base salary.

•
Each named executive officer (other than the chief executive officer) is required to own, or acquire within five years of March 1, 2011, shares of common stock of the company (including stock options or restricted stock received as compensation in connection with his or her employment with the company) having a market value of at least one time his or her then-current annual base salary.

The required ownership level for each members of the board, the chief executive officer and the other named executive officers of the company shall be recalculated whenever such person’s level of base pay changes (for members of the board, such director’s annual cash retainer), and as of January 1 of every third year.

In February 2012, the above stock ownership guidelines for our board were modified to a holding of shares of common stock of the company (including stock options or restricted stock received as compensation for serving as a member of the board) having a market value of at least four times the amount of the annual cash retainer for such director, increased from three times the amount of the annual cash retainer for such director, to be in line with the board’s view of current peer practices.

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.  We adopted this policy as a matter of good corporate governance and because, by not allowing executives to engage in such transactions, executives face the downside risk of their unvested equity awards, and therefore pay from equity is strongly correlated to stock price performance over the vesting period.

Agreements Providing for Change of Control and Severance Benefits

    The employment of each of our named executive officers is “at will.”  However, each of the named executive officers has entered into an executive severance agreement with the company.  With the exception of the former chief executive officer and Mr. Carson, all executive severance agreements have substantially the same material terms, providing cash severance of twelve months of base pay, accelerated vesting of equity-based compensation and continuation of benefits coverage only upon termination of employment in connection with a “change in control” of the company.  The executive severance agreement of the former chief executive officer and, while in effect, for Mr. Carson provide for similar cash severance, accelerated vesting and benefit coverage as the other named executive officers in the event of a “change in control,” but differ from the other named executive officer’s agreements in that the former chief executive officer and Mr. Carson’s executive severance and arbitration agreements generally provide (i) certain of such severance benefits upon termination of his employment by the company without “cause” or his voluntary termination with “good reason” unrelated to any “change in control” of the company or by reason of death, and (ii) (A) in the case of our former chief executive officer, an additional tax “gross-up” payment if the payment of severance, accelerated vesting and continuation of benefits upon a “change in control” results in an excise tax under Code Section 4999 of the Internal Revenue Code of 1986, as amended, and (B) in the case of Mr. Carson, a “best after-tax results” provision if such payments upon a “change in control” results in an excise tax under Code Section 4999. Our former chief executive officer’s executive severance agreement terminated as of December 14, 2011.

    We entered into an executive succession planning agreement with Mr. Amoroso on May 25, 2011, which generally provides for continuation of (i) base salary of $610,000, (ii) bonus eligibility under the SECIP, (iii) benefits, and (iv) vesting of equity awards, through the date 90 days after Mr. Carson’s commencement as chief executive officer. Thereafter, Mr. Amoroso will remain as a part-time employee of the company, reporting directly to the chairman of the board, will provide services as requested by the board and approved by the chairman, and shall receive an annualized base salary of $50,000, standard employee benefits and continued vesting of equity awards. While a part-time employee, Mr. Amoroso is not eligible to receive any other incentive compensation except as otherwise approved by the board.  As discussed above, the terms of this agreement reflect the company’s need to retain Mr. Amoroso given his extensive institutional knowledge to provide a smooth transition, his anticipated role (including the anticipated change in the nature of his role after the first three months), and the company’s negotiations with Mr. Amoroso.

    The terms of the employment agreements with our named executive officers are discussed more fully in the section below under the heading “Employment Agreements with Named Executives.”

    The amounts, terms and conditions of these severance rights reflect the arrangements between our named executive officers, including our former chief executive officer, and the company at the time these documents were entered into, the benefits provided by our peer companies to similarly situated executives, as well as our desire for internal pay equity among our executive officers.  The compensation committee believes that the severance benefits and accelerated vesting offered to our named executive officers in the event of a termination of employment in connection with a change of control serves to minimize the distractions to our executive team and helps our named executive officers maintain a balanced perspective in making overall business decisions during periods of uncertainty and are structured so that an acquirer that wishes to retain our management team during a transition period or over the long term will have an opportunity to do so. In addition, the tax “gross-up” payment provided in Mr. Amoroso’s executive severance and arbitration agreement was negotiated at the time of his employment with the company in 2005, and has been terminated in connection with Mr. Amoroso’s executive succession planning agreement discussed above.

401(k) Plan

    Our employees, including our named executive officers, are eligible to participate in our 401(k) plan.  Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code.  Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation.  Employee contributions are held and invested by the 401(k) plan’s trustee.  Our 401(k) matching contribution program matches employee contributions at a rate of 50% up to 6% of eligible compensation and within the federal statutory limit under Section

401(a)(17).  We believe that this benefit is consistent with the practices of our peer companies, and therefore is a necessary element of compensation in attracting and retaining employees.

Other Employee Benefits

    We provide health insurance, dental insurance, life insurance, disability insurance, healthcare savings accounts, health club membership reimbursement and paid vacation time benefits to our employees, including our named executive officers on the same terms and conditions. We believe these benefits are consistent with the practices of our peer companies, and therefore necessary in attracting and retaining our employees.

    In addition to the benefits listed above, the compensation committee provides, from time to time, limited business-related perquisites to our named executive officers.  In considering potential perquisites, the compensation committee reviews the company’s cost of such benefits against the perceived value we receive.

    Our named executive officers attended the annual President’s Club meeting at the request of our former chief executive officer.  Spouses of attendees of this meeting are invited to attend, and the company pays the cost for all of the spouses, including a tax gross up, consistent with the practice of our peers. Therefore, in 2011, the company paid for the spouses of our executives to attend the annual President’s Club meeting.  The cost of these executive benefits (including the applicable tax gross up) for 2011 was $1,803 for Mr. Amoroso (such amount did not include any tax gross up as Mr. Amoroso requested no such gross up be given to him), $5,521 for Mr. Budge, $2,321 for Mr. Carson, $2,387 for Mr. Ferengul and $3,927 for Mr. Yu respectively. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation plan or arrangement for our employees.

    Tax Deductibility of Executive Compensation

    Section 162(m) of the Code generally limits the corporate deduction by a public company for compensation paid to its chief executive officer and certain other named executive officers during any single year to $1 million per individual, unless certain requirements are met which qualify that compensation as performance-based under these tax rules. Our compensation committee considers the impact of this deduction limitation rule in establishing and implementing compensation policies and practices. The compensation committee may grant compensation that qualifies as performance-based compensation when it determines that it is in the best interest of the company.  For example, under the 2000 Equity Incentive Plan and 2008 Equity Incentive Plan, stock options and performance-based stock awards may be granted in a manner that satisfies the deductibility requirements of Section 162(m). However, we have not established a policy whereby all compensation paid to our named executive officers must be fully deductible. Rather, the deductibility of such compensation is one of the factors considered in establishing and implementing our executive compensation programs, along with the need to design compensation programs that appropriately motivate our senior management and our goal to attract and retain key executives by remaining competitive in our pay practices.  For example, in 2011, the compensation committee deemed it desirable to retain adequate flexibility in designing compensation programs that motivate executives to achieve extraordinary results.  Therefore, the SECIP was not structured to qualify as performance-based compensation under the Section 162(m) rules and so compensation payable thereunder may not be fully deductible by us in all circumstances.

    Accounting Considerations

    The company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the equity award.  Our cash compensation is recorded as an expense at the time the obligation is accrued.  The accounting impact of our compensation programs are one of many factors that the compensation committee considers in determining the structure and size of our executive compensation programs.

    Compensation Recovery Policy

    We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the compensation committee originally believed.  However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy to the extent required by law once the SEC adopts final regulations on the subject.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained in this proxy statement.  Based on this review and discussion, the compensation committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Members of the Compensation Committee

James P. O’Shaughnessy (Chair)
Andrew K. Ludwick
James E. Meyer

Risk Analysis of Our Compensation Program

Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company.  As part of its assessment, the compensation committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and the nature of our key performance metrics.  We believe these practices encourage our employees to focus on sustained long-term company growth, which we believe will ultimately contribute to the creation of stockholder value.

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded to, earned by or paid to our President and Chief Executive Officer, our Chief Financial Officer, our former President and Chief Executive Officer who resigned effective December 14, 2011, and each of our two other most highly compensated executive officers as of December 31, 2011 (“Named Executives”) during the fiscal years ended December 31, 2011, 2010 and 2009.  This information includes the dollar value of base salaries, commissions and bonus awards, the number of shares underlying stock options granted and certain other compensation, whether paid or deferred.  We have not granted stock appreciation rights and have not provided long-term compensation benefits other than stock options and restricted stock.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(4)	(e)(5)	(f)(6)	(g)(7)	(h)	(i)(8)	(j)
Thomas Carson President and Chief Executive Officer (1)	2011	$470,392	$47,750 (11)	$1,893,465	$827,984	$191,981 (9)	-	$10,955	$3,442,527
	2010	$447,352	$48,929	-	$1,430,514	$227,695	-	$22,841	$2,177,331
	2009	$447,352	-	$283,122	$892,150	$332,120	-	$19,795	$1,974,539
Alfred J. Amoroso Former President and Chief Executive Officer (2)	2011	$600,000	$300,000	$4,322,175	$4,657,410 (6)	$674,478(10)	-	$13,352	$10,567,415
	2010	$550,000	$440,250 (11)	-	$4,060,965	$632,000	-	$45,372	$5,728,587
	2009	$550,000	-	-	$3,199,960	$1,000,000	-	$13,028	$4,762,988
James Budge Executive Vice President and Chief Financial Officer	2011	$416,667	$82,875	$1,893,465	$827,984	$198,900	-	$14,906	$3,434,797
	2010	$370,834	$91,656 (11)	-	$1,658,794	$210,234	-	$14,553	$2,346,071
	2009	$350,000	-	$283,122	$1,128,946	$342,956	-	$11,226	$2,116,250
Corey Ferengul Executive Vice President, Products (3)	2011	$386,833	$69,250 (11)	$1,893,465	$827,984	$172,800	-	$13,293	$3,363,625
Stephen Yu Executive Vice President & General Counsel	2011	$341,667	$65,875 (11)	$1,081,980	$517,490	$151,200	-	$12,486	$2,170,698
	2010	$300,000	$63,000	-	$928,606	$155,250	-	$29,116	$1,475,972
	2009	$300,000	-	$283,122	$1,068,914	$239,850	-	$10,487	$1,902,373

(1)

On December 14, 2011 Mr. Carson was appointed President and Chief Executive Officer of the Company. Prior to the appointment, Mr. Carson served as our executive vice president of worldwide sales and marketing.  In connection with his appointment to president and chief executive officer, Mr. Carson’s base salary was increased to $550,000 effective January 1, 2012.

(2)	On December 14, 2011 Mr. Amoroso ceased serving as the Company’s President and Chief Executive Officer.

(3)
In February 2011, Mr. Ferengul was appointed Executive Vice President, Products of the Company. Prior to the appointment, Mr. Ferengul served as our executive vice president, product management and marketing. In connection with his appointment to executive vice president, products, Mr. Ferengul’s base salary was increased from $321,000 to $400,000 effective March 1, 2011.

(4)	Amounts disclosed in “Bonus” represent discretionary individual component of the cash bonus paid pursuant to 2011 target bonuses for services rendered in 2011 were paid in February 2012.

(5)	Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of all stock awards for the indicated year. The estimated fair value of stock awards is calculated based on the market price of our common stock on the date of grant.

(6)
Except as disclosed below in this footnote with respect to Mr. Amoroso, amounts disclosed under “Option Awards” represent the aggregate grant date fair value of all option awards granted during the indicated year. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. These amounts do not necessarily correspond to the actual value that may be recognized from the option awards by the named executive officers.   For a discussion of valuation assumptions, see Note 12, “Equity-based Compensation” in the Consolidated Financial Statements of our 2011 Annual Report on Form 10-K. For Mr. Amoroso, the amount shown reflects the stockholder approval, in May 2011 at the Company’s annual meeting of stockholders, of the chief executive officer’s ability to participate in the Company’s 2008 Equity Incentive Plan.  Upon such approval, options to purchase 225,000 shares of the Company’s Common Stock that were originally granted on March 1, 2011 were cancelled, and the amount in the table reflects the value of the 225,000 option award after such cancellation.

(7)
Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent the corporate component of the bonuses paid pursuant to the Company’s Executive Incentive Plan for services rendered in 2009, 2010 and 2011.  Such bonuses for services rendered in 2009 were paid in 2010, such bonuses for services rendered in 2010 were paid in 2011 and such bonuses for services rendered in 2011 were paid in 2012.

(8)
Amounts disclosed under “All Other Compensation” consist of (i) the matching contributions we made on behalf of the Named Executives to our 401(k) plan; (ii) the contributions we made on behalf of the Named Executives to their healthcare reimbursement accounts and with respect to Mr. Ferengul, $2,040 for waiving medical and dental coverage; and (iii) employer paid premiums for life insurance coverage.  Also includes a car allowance for Mr. Carson in the amount of $9,600 for 2009 and $1,600 for 2010.  For 2009, 2010 and 2011 also includes the taxable value of the Company’s President Club meeting in the following amounts: Mr. Amoroso—$3,523, $33,333 and $1,803, respectively; Mr. Budge—$3,318, $14,803 and $5,521, respectively; Mr. Carson—$1,561, $22,841 and $2,321, respectively; Mr. Yu—$1,481, $29,116 and $3,927, respectively; and with respect to Mr. Ferengul - $2,387 for 2011.

(9)
Consists of Mr. Carson’s annual variable cash bonus attributable to corporate performance in an amount of $85,500 under the 2011 Executive Incentive Plan and $106,481 attributable to his 2011 Sales Compensation Plan.

(10)	Represents Mr. Amoroso’s bonus earned in 2011, which was prorated as described in the Compensation Discussion and Analysis section above.

(11)	Amounts disclosed under “Bonus” include a $250.00 bonus paid for five-years of service.

Grants of Plan-Based Awards

    The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2011 to the Named Executives.

Grants of Plan-Based Awards in Fiscal Year 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards1			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold| ($)	Target ($)(5)	Maximum ($)	Threshold (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Thomas Carson	3/1/2011 3/1/2011 N/A N/A	- - -	- - $89,063 $117,600	- - $178,125 N/A	- - -	- - -	- - -	- 35,000 -	40,000 - -	$54.10 $0.001 -	$827,984 $1,893,465 -
Alfred J. Amoroso	3/1/2011 7/1/2011 N/A	- - -	- - $720,000(6)	- - $1,440,000	- - -	- - -	- - -	- 75,000(3) -	450,000(3) -	$54.10 $0.001 -	$9,314,820 (3) $4,322,175 (3) -
James Budge	3/1/2011 3/1/2011 N/A	- - -	- - $207,188	- - $414,375	- - -	- - -	- - -	- 35,000 -	40,000 - -	$54.10 $0.001 -	$827,984 $1,893,465 -
Corey Ferengul	3/1/2011 3/1/2011 N/A	- - -	- - $180,000	- - $360,000	- - -	- - -	- - -	- 35,000 -	40,000 - -	$54.10 $0.001 -	$827,984 $1,893,465 -
Stephen Yu	3/1/2011 3/1/2011 N/A	- - -	- - $157,500	- - $315,000	- - -	- - -	- - -	- 20,000 -	25,000 - -	$54.10 $0.001 -	$517,490 $1,081,980 -

(1)	We award the corporate component of cash bonuses pursuant to our 2011 Executive Incentive Plan. The 2011 Executive Incentive Plan provides for the award of such annual cash bonuses based upon the attainment of specified revenue and operating income and also individual performance. The actual amount paid to each of the Named Executives for fiscal year ended December 31, 2011 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

(2)	All restricted stock awards granted to the named executive officers in 2011 were granted under the Company’s 2008 Equity Incentive Plan.

(3)	Except with respect to Mr. Amoroso, the amounts reported represent option awards granted under the Company’s 2008 Equity Incentive Plan. Amounts reported for Mr. Amoroso represent option awards granted under the Company’s 2000 Equity Incentive Plan. The 450,000 option grant shown does not reflect the stockholder approval, in May 2011 at the Company’s annual meeting of stockholders, of the chief executive officer’s ability to participate in the Company’s 2008 Equity Incentive Plan. Upon such approval, options to purchase 225,000 shares of the Company’s Common Stock that were originally granted on March 1, 2011 were cancelled and in substitution for such cancellation of options, 75,000 shares of restricted stock were granted on July 1, 2011 pursuant to the 2008 Equity Incentive Plan (using a 3:1 ratio of options to restricted stock).

(4)	Represents the aggregate grant date fair value of each award as computed in accordance with FASB ASC Topic 718.
(5)	Represents the target payout under the 2011 Executive Incentive Plan assuming 100% achievement of target.
(6)	Represents Mr. Amoroso’s bonus earned in 2011, which was prorated as described in the Compensation Discussion and Analysis section above.

Discussion of Summary Compensation and Plan-Based Awards Tables

    Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our continuing compensation plans and arrangements is set forth below.

    Employment Agreements with Named Executives
    Mr. Carson.  In December 2011, we appointed Mr. Carson as the Company’s President and Chief Executive Officer. On December 14, 2011 we entered into an offer letter agreement with Mr. Carson under which, effective January 1, 2012, he is entitled to an initial annual base salary of $550,000, and is eligible to participate in the Company’s 2012 Executive Incentive Plan with a cash bonus target equal to 100% of his base salary. Pursuant to the offer letter agreement, on January 3, 2012 the Company also granted Mr. Carson: (i) options to purchase 300,000 shares of Company common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter; a restricted stock award in the amount of 100,000 shares that will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, and; (iii) a second restricted stock award in the amount of 150,000 shares that will vest over a period of up to four years based on the achievement of total annual (measured on a calendar year basis) adjusted pro forma operating profit performance metrics.  Also in December 2011, Rovi entered into an Amended and Restated Executive Severance and Arbitration Agreement with Mr. Carson, which supersedes and replaces Mr. Carson’s previous executive severance and arbitration agreement.
    Mr. Amoroso. On December 14, 2011, Mr. Amoroso ceased serving as the Company’s President and Chief Executive Officer. Pursuant to his Executive Succession Planning Agreement, Mr. Amoroso will assist Mr. Carson in transition matters for a 90 day transition period. Until the end of the 90-day transition period, subject to his continued employment, Mr. Amoroso’s compensation agreements and arrangements will continue in effect. After such 90-day period, the Company will employ Mr. Amoroso on a part time basis for up to four years, during which Mr. Amoroso will report directly to the Chairman of the Board, will provide services as requested by the Board and approved by the Chairman, and will receive an annualized base salary of $50,000, standard employee benefits and continued vesting of equity awards. Under certain conditions, the Company will pay Mr. Amoroso’s health insurance premiums, subject to tax gross-up.

    2011 Senior Executive Company Incentive Plan Cash Awards. Our 2011 Executive Incentive Plan provides for annual cash bonus award opportunities to reward executive officers for performance in the prior fiscal year. For more information regarding our 2011 Executive Incentive Plan, please see the section entitled “2011 Senior Executive Company Incentive Plan” in the Compensation Discussion and Analysis above.

    For additional information relating to the base salary and target bonuses of our named executives, see the section entitled “Short-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.

    Executive Severance and Arbitration Agreements.  Our Named Executives have entered into executive severance and arbitration agreements as described under “Potential Payments upon Termination or Change of Control.”

    Summary of the 2000 Equity Incentive Plan
    A certain number of our executives received options and restricted stock under our 2000 Equity Incentive Plan. The following description of the 2000 Equity Incentive Plan is a summary and therefore is qualified by reference to the complete text of the 2000 Equity Incentive Plan, a complete copy of which is filed with the SEC.

    Eligibility.  The Company’s employees, consultants, independent contractors and non-employee directors, and those of the Company’s subsidiaries, are eligible to receive stock awards under the 2000 Equity Incentive Plan.  No one person participating in the 2000 Equity Incentive Plan may receive options, stock appreciation rights, restricted stock, restricted stock units or performance shares for more than 1,500,000 shares of common stock in any single calendar year.

Should an option under the 2000 Equity Incentive Plan expire or terminate for any reason prior to exercise in full, the shares subject to the unexercised portion of the option will be available for subsequent awards under the 2000 Equity Incentive Plan. If restricted shares, shares subject to restricted stock units, performance shares or shares issued upon exercise of options are forfeited and if stock appreciation rights are forfeited or terminate before exercise, such shares will be available for subsequent awards under the 2000 Equity Incentive Plan. If stock appreciation rights are settled in shares, the number of shares available for future awards under the 2000 Equity Incentive Plan will be reduced by the number of shares of common stock that were subject to the rights exercised.

Option Grants: Price and Exercisability. The 2000 Equity Incentive Plan authorizes the plan administrator to grant nonstatutory stock options with an exercise price per share not be less than 100% of the fair market value of the common stock on the grant date. For purposes of establishing the exercise price and for all other valuation purposes under the 2000 Equity Incentive Plan, the fair market value of a share of common stock on any relevant date will be the closing price per share of common stock on that date, as reported on NASDAQ.

Awards granted under the 2000 Equity Incentive Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of our common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. Options granted under the 2000 Equity Incentive Plan become exercisable at such time or times as the compensation committee may determine and provide in the option grant agreement. Awards granted in the form of options under the 2000 Equity Incentive Plan must be exercised within a period fixed by the compensation committee, which period currently is set as not exceeding five years from the date of the grant of the option. Options may expire before the end of the option period if the optionee’s service with the Company ceases for any reason, including death, disability, retirement or termination. No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares.

Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable three months following termination of service, unless otherwise provided in such person’s option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The compensation committee has complete discretion to accelerate the exercisability of such options in whole or in part (except with respect to the chief executive officer, in which case such discretion remains with the full board of directors). This discretion may be exercised at any time while the options remain outstanding.

In the event of a corporate transaction (such as dissolution or liquidation, merger with and into another entity, or sale of all or substantially all of our assets), the 2000 Equity Incentive Plan and any option or other award or portion thereof not exercised will terminate unless the 2000 Equity Incentive Plan and the options and other awards thereunder are assumed by the surviving corporation or new options or other awards in the successor corporation are substituted for Rovi options or other awards. If the surviving corporation does not assume all outstanding stock option awards or make such substitutions, each award will terminate at the closing to the extent not exercised.

Summary of the 2008 Equity Plan
A certain number of our executives received options and restricted stock under our 2008 Equity Incentive Plan. The following description of the 2008 Equity Incentive Plan is a summary and therefore is qualified by reference to the complete text of the 2008 Equity Incentive Plan, a complete copy of which is filed with the SEC.

    General. The following description of the 2008 Equity Incentive Plan (the “2008 Equity Plan”) is a summary and therefore is qualified by reference to the complete text of the 2008 Equity Plan, a complete copy of which is filed with the SEC. The purpose of the 2008 Equity Plan is to provide equity ownership incentives to current and prospective management, employees, non-employee directors and other service providers in order to incent and reward superior performance in achieving the Company’s long-term objectives, with the attendant rewards aligning with increased shareholder value as expressed in higher share prices.

    Eligibility. The Company’s employees, consultants, independent contractors and non-employee directors, and those of the Company’s subsidiaries, are eligible to receive stock awards under the 2008 Equity Plan. The Company’s chief executive officer was not eligible to receive awards under the 2008 Equity Plan until May 24, 2011 when the Company’s stockholders approved an amendment to the Company’s 2008 Equity Incentive Plan to allow the Company’s chief executive officer to participate in such plan.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

Exercise Price. The exercise price per share in the case of any option granted under the 2008 Equity Plan may not be less than 100% of the fair market value of the common stock on the grant date. For purposes of establishing the exercise price and for all other valuation purposes under the 2008 Equity Plan, the fair market value of a share of common stock on any relevant date will be the closing selling price per share of common stock on that date, as reported on NASDAQ. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the 2008 Equity Plan prohibits the Company from decreasing the exercise price or purchase price of any outstanding award (including by means of cancellation or re-grant) without stockholder approval.

Exercise of Option; Form of Consideration. Awards granted under the 2008 Equity Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of the Company’s common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. Options granted under the 2008 Equity Plan become exercisable at such time or times as the compensation committee may determine and provide in the option grant agreement. The compensation committee may accelerate the vesting and exercisability of all or any portion of an option at any time, including but not limited to options held by officers and non-employee directors upon the happening of certain events such as a merger.

No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. During the optionee’s lifetime, the option may be exercised only by the optionee and options are not assignable or transferable other than by will or the laws of descent and distribution. However, the compensation committee may allow an optionee to transfer, for no consideration, non-statutory options to members of the optionee’s immediate family, to trusts or partnerships for the exclusive benefit of members of the optionee’s immediate family ,to charitable organizations or pursuant to a domestic relations order or property settlement agreement.

Term of Option. Awards granted in the form of options under the 2008 Equity Plan must be exercised within a period fixed by the compensation committee, which period currently is set as not exceeding seven years from the date of the grant of the option. Options may expire before the end of the option period if the optionee’s service with the Company ceases for any reason, including death, disability, retirement or termination.

Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable 3 months following termination of service (12 months in the case of options granted to non-employee directors), unless otherwise provided in such person’s option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The compensation committee has complete discretion to accelerate the exercisability of such options in whole or in part or to extend the period in which optionees may exercise vested equity awards after termination of service. This discretion may be exercised at any time while the options remain outstanding. If an optionee’s service terminates for cause (as defined in the 2008 Equity Plan), any option held by the optionee shall immediately terminate and be of no further force and effect, unless otherwise provided by the Administrator.

Generally, if an optionee’s employment terminates as a result of optionee’s retirement, disability or death, all outstanding options that were vested and exercisable as of the optionee’s termination date may be exercised for twelve months following the optionee’s termination date but in no event after the expiration date. The compensation committee has the authority to extend the period of time for which an award is to remain exercisable following an optionee’s termination (taking into account limitations and consequences under the Code) but not beyond the expiration of the term of the award.

Terms and Conditions of Stock Awards.

Restricted Stock Awards. The 2008 Equity Plan authorizes the compensation committee to grant restricted stock awards. A restricted stock award is an award entitling the recipient to receive shares of our common stock or to receive the economic equivalent of shares of our common stock  subject to such restrictions and conditions as the compensation committee may determine, at a purchase price and for such consideration as the compensation committee may determine. Such restricted stock awards may, at the discretion of the compensation committee, be based on continuing employment (or other business relationship) with the Company and its subsidiaries or the achievement of pre-established performance goals and objectives.

Performance Shares. The 2008 Equity Plan also authorizes the compensation committee to grant performance shares, entitling the recipient to receive a prescribed number of shares of the Company’s common stock, upon the achievement of performance goals and objectives as determined by the compensation committee based upon criteria set forth in the 2008 Equity Plan. The 2008 Equity Plan is designed to permit the Company to provide compensation in shares of stock that qualifies as performance-based compensation under Section 162(m) of the Code. Each performance share will have an initial value equal to the fair market value of the underlying shares of common stock on the grant date.

The performance criteria set forth in the 2008 Equity Plan that may be used by the compensation committee in establishing the performance goals and objectives for vesting of performance shares and other types of awards are net earnings (either before or after interest, taxes, depreciation and amortization, and other non-cash or nonrecurring items), net losses, sales or revenue, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of our common stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Nontransferability. Generally, stock options and stock appreciation rights granted under the 2008 Equity Plan are not transferable other than by will or the laws of descent and distribution or to a designated beneficiary upon the awardee’s death. The compensation committee may in its discretion make a stock option or stock appreciation right transferable (other than for value) to an awardee’s family member or any other person or entity as it deems appropriate.

Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale. If any change of common stock occurs (through a recapitalization, stock dividend, stock split, reorganization, merger or similar change affecting our common stock), the Company will make appropriate adjustments in the number and kind of shares covered by each outstanding option or other award granted under the 2008 Equity Plan, the maximum number of shares reserved for issuance under the 2008 Equity Plan, the number of equity awards that can be granted to any one individual participant in a single calendar year, and the exercise price per share in respect of each outstanding option or other award in order to prevent dilution or enlargement of benefits thereunder.

In the event of a corporate transaction (such as dissolution or liquidation, merger with and into another entity, or sale of all or substantially all of our assets), the compensation committee, in its discretion, may provide for the assumption or substitution of each outstanding award, may accelerate the exercise date of options, may terminate any restrictions or performance conditions on stock awards, and may cancel awards that have not been exercised or are not vested, including for a cash payment to the optionee. Additionally, the compensation committee may accelerate the vesting and exercisability of all or any portion of an option upon the happening of such events.

Section 162(m) Limitations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid in a year to the Company’s chief executive officer or any of the three other most highly compensated officers, not including the chief financial officer. Stock options and other stock awards may qualify as performance-based compensation if the Company satisfies certain requirements in connection with the plan under which the awards are granted. Among other requirements, the plan must be stockholder-approved and must contain a limit on the number of shares that may be granted to any one individual under the plan during a specified period. Accordingly, the 2008 Equity Plan provides that no awardee may be granted equity awards covering more than 1,500,000 shares in any calendar year.

    Additional requirements apply to certain forms of compensation, such as stock awards other than stock options and stock appreciation rights, in order for them to qualify as performance-based compensation, including a requirement that payment of the value of the awards be contingent upon achievement of performance goals that are established in a manner specified under Section 162(m) of the Code.

Although the Company sought stockholder approval of the 2008 Equity Plan in a manner that will allow awards granted thereunder to qualify as performance-based compensation under Section 162(m), it does not guarantee that awards granted hereunder will so qualify and the Company from time to time may choose to grant awards that cannot so qualify. To continue to comply with Section 162(m), the Company will be required to seek stockholder approval of the qualifying performance criteria again in 2013.

Amendment and Termination of the 2008 Equity Plan. The 2008 Equity Plan does not have an expiration date. The Company’s board of directors may, at any time, amend or discontinue the 2008 Equity Plan, and the compensation committee may amend or cancel any option for any lawful purpose, but no action can adversely affect rights under any outstanding option without the optionee’s consent. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the 2008 Equity Plan prohibits the Company from decreasing the exercise price or purchase price of any outstanding award (including by means of cancellation or re-grant) without stockholder approval. Without further stockholder approval, no incentive stock option may be granted after July 15, 2018.

Outstanding Equity Awards

    The following table sets forth certain information with respect to outstanding equity awards held by the Named Executives as of December 31, 2011.

Outstanding Equity Awards At 2011 Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas Carson	- 3,125 1,047 1,355 -	15,625 (1) 21,875 (2) 28,125 (3) 37,917 (4) 40,000 (5)	- - - -	$15.73 $30.00 $33.43 $36.74 $54.10	3/1/2016 9/1/2016 3/1/2017 4/1/2017 3/1/2018	44,000(27) - - - -	$1,081,520 - - - -	- - - - -	- - - - -
Alfred J. Amoroso	3,334 11,458 5,208 9,041 3,750 -	15,000 (6) 85,938 (7) 54,688 (8) 126,584 (9) 52,500 (10) 225,000 (11)	- - - -	$15.52 $15.73 $30.00 $36.74 $36.74 $54.10	9/1/2015 3/1/2016 9/1/2016 4/1/2017 4/1/2017 3/1/2018	127,500 (28) - - - - -	$3,133,950 - - - - -	- - - - - -	- - - - - -
James Budge	1,250 1,250 1,459 1,354 -	18,750 (12) 26,250 (13) 39,375 (14) 37,917 (15) 40,000 (16)	- - - -	$15.73 $30.00 $33.43 $36.74 $54.10	3/1/2016 9/1/2016 3/1/2017 4/1/2017 3/1/2018	44,000 (29) - - - -	$1,081,520 - - - -	- - - - -	- - - - -
Corey Ferengul	11,666 15,375 3,125 9,375 10,000 -	- 15,625(17) 21,875(18) 28,125(19) 35,000(20) 40,000(21)	- - - - -	$13.53 $15.73 $30.00 $33.43 $36.74 $54.10	6/1/2013 3/1/2016 9/1/2016 3/1/2017 4/1/2017 3/1/2018	44,000 (30) - - - -	$1,081,520 - - - -	- - - - -	- - - - -
Stephen Yu	13,754 13,752 15,312 16,666 -	17,188 (22) 24,063 (23) 19,688 (24) 23,334 (25) 25,000 (26)	- - - - -	$15.73 $30.00 $33.43 $36.74 $54.10	3/1/2016 9/1/2016 3/1/2017 4/1/2017 3/1/2018	29,000 (31) - - - -	$712,820 - - - -	- - - - -	- - - - -

During 2011, the Named Executives (other than Mr. Amoroso) received option grants under the 2008 Equity Incentive Plan and Mr. Amoroso received option grants under the 2000 Equity Incentive Plan.  All such option grants were at exercise prices equal to the fair market value of our common stock on the grant dates.  All of these options vest over a four-year period after grant, subject to the Named Executive’s continued employment with the Company.  All options granted to the Named Executives in 2011 expire seven years from the grant date, unless the participant’s employment with the Company terminates before the end of such seven-year period.

Market value of shares of restricted stock that have not vested is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our common stock at December 31, 2011, which was $24.58.

(1)	Of the shares underlying unvested options, 1,042 will vest on the 1st of each month thereafter through March 1, 2013.
(2)	Of the shares underlying unvested options, approximately 1,042 will vest on the 1st of each month thereafter through September 1, 2013.

(3)	Of the shares underlying unvested options, approximately 1,042 will vest on the 1st of each month thereafter through March 1, 2014.
(4)	Of the shares underlying unvested options, approximately 1,355 will vest on the 1st of each month thereafter through April 1, 2014.
(5)	Of the shares underlying unvested options, 10,000 will vest on March 1, 2012 and approximately 834 will vest on the 1st of each month thereafter through March 1, 2015.
(6)	Of the shares underlying unvested options, approximately 1,667 will vest on the 1st of each month thereafter through September 1, 2012.
(7)	Of the shares underlying unvested options, approximately 5,730 will vest on the 1st of each month thereafter through March 1, 2013.
(8)	Of the shares underlying unvested options, approximately 2,605 will vest on the first of each month thereafter through September 1, 2013.
(9)	Of the shares underlying unvested options, approximately 4,521 will vest on the 1st of each month thereafter through April 1, 2014.
(10)	Of the shares underlying unvested options, approximately 1,875 will vest on the 1st of each month thereafter through April 1, 2014.
(11)	Of the shares underlying unvested options, 56,250 will vest on March 1, 2012 and approximately 4,688 will vest on the 1st of each month thereafter through March 1, 2015.
(12)	Of the shares underlying unvested options, approximately 1,250 will vest on the 1st of each month thereafter through March 1, 2013.
(13)	Of the shares underlying unvested options, approximately 1,250 will vest on the 1st of each month thereafter through September 1, 2013.
(14)	Of the shares underlying unvested options, approximately 1,459 will vest on the 1st of each month thereafter through March 1, 2014.
(15)	Of the shares underlying unvested options, approximately 1,355 will vest on the 1st of each month thereafter through April 1, 2014.
(16)	Of the shares underlying unvested options, 10,000 will vest on March 1, 2012 and approximately 834 will vest on the 1st of each month thereafter through March 1, 2015.
(17)	Of the shares underlying unvested options, approximately 1,042 will vest on the 1st of each month thereafter through March 1, 2013.
(18)	Of the shares underlying unvested options, approximately 1,042 will vest on the 1st of each month thereafter through September 1, 2013.
(19)	Of the shares underlying unvested options, approximately 1,042 will vest on the 1st of each month thereafter through March 1, 2014.
(20)	Of the shares underlying unvested options, approximately 1,250 will vest on the 1st of each month thereafter through April 1, 2014.
(21)
Of the shares underlying unvested options, approximately 10,000 will vest on the 1st of each month commencing on March 1, 2012 and approximately 834 will vest on the 1st of each month thereafter through March 1, 2015.

(22)	Of the shares underlying unvested options, approximately 1,146 will vest on the 1st of each month thereafter through March 1, 2013.
(23)	Of the shares underlying unvested options, approximately 1,146 will vest on the 1st of each month thereafter through September 1, 2013.
(24)	Of the shares underlying unvested options, approximately 730 will vest on the 1st of each month thereafter through March 1, 2014.
(25)	Of the shares underlying unvested options, approximately 834 will vest on the 1st of each month thereafter through April 1, 2014.
(26)	Of the shares underlying unvested options, 6,250 will vest on March 1, 2012 and approximately 521 will vest on the 1st of each month thereafter through March 1, 2015.
(27)	These shares vest as follows: 2012 – 13,250 shares; 2013 – 13,250 shares; 2014 – 8,750 shares; and 2015 – 8,750 shares.

(28)	These shares vest as follows: 2012 – 71,250 shares; 2013 – 18,750 shares; 2014 – 18,750 shares; and 2015 – 18,750 shares.
(29)	These shares vest as follows: 2012 – 13,250 shares; 2013 – 13,250 shares; 2014 – 8,750 shares; and 2015 – 8,750 shares.
(30)	These shares vest as follows: 2012 – 13,250 shares; 2013 – 13,250 shares; 2014 – 8,750 shares; and 2015 – 8,750 shares.
(31)	These shares vest as follows: 2012 – 9,500 shares; 2013 – 9,500 shares; 2014 – 5,000 shares; and 2015 – 5,000 shares.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2011, certain information regarding option exercises and stock awards accrued on vesting during the last fiscal year with respect to the Named Executives:

Option Exercises and Stock Vested in Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
Thomas Carson	110,936	$3,279,253	4,500	$243,446
Alfred J. Amoroso	358,875	$11,849,856	115,000	$5,929,485
James Budge	151,148	$4,559,133	23,250	$1,205,677
Corey Ferengul	99,000	$3,206,027	10,750	$603,627
Stephen Yu	61,000	$2,451,464	10,500	$534,680

(1)	The value realized is based upon the closing market price of our common stock on the date of exercise less the exercise price of such shares.

(2)	Represents the vesting of restricted stock.

(3)	The value realized is based upon the closing market price of our common stock on the vesting date multiplied by the number of shares of restricted stock vested, less the par value of the stock issued.

Potential Payments upon Termination or Change of Control

    We entered into executive severance and arbitration agreements with: Mr. Budge in September 2005 and Mr. Yu in May 2006, each in connection with his employment with Rovi, Mr. Ferengul in August 2007 to align his benefits with those of the Named Executives other than the chief executive officer and Mr. Carson in December 2009 to replace his employment agreement and align his benefits with those of the Named Executives other than the chief executive officer. We amended the agreements of Mr. Budge and Mr. Yu in August 2007 to reflect new tax regulations. Under the agreements, in the event of a change in control of Rovi, each of these executives is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment for any reason other than cause. In addition, upon such event all unvested stock awards held by these executives shall become immediately vested. The only severance payments payable to these executives are those that require (1) a “change in control” of Rovi and (2) the executive’s termination of employment by the Company without cause or by the executive with “good reason.” The executives are also entitled to receive all welfare benefits we have provided to them immediately prior to a “change in control” during the period we are obligated to make their severance payments, or if sooner, until the executive is entitled to welfare benefits from any entity employing the executive after the executive’s employment with the Company terminates. The executive’s right to receive benefits under these agreements, including the executive’s right to exercise any options that have accelerated under these agreements, will cease if the executive accepts employment with one of our competitors. In addition, the executive agrees not to solicit, for one year following termination any employee of ours to work for another business.

    In connection with Mr. Carson’s appointment as President and Chief Executive Officer, on December 14, 2011, the Company entered into an amended and restated executive severance and arbitration agreement with Mr. Carson. The agreement provides, among other things, that if, at any time, the Company terminates Mr. Carson’s employment without cause, and other than as a result of Mr. Carson’s death or disability, or Mr. Carson resigns for Good Reason, then (i) the Company shall continue to pay Mr. Carson at his regular base pay and shall provide certain welfare benefits for a period of 12 months immediately following the termination of employment; (ii) the Company shall pay Mr. Carson an amount equal to Mr. Carson’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the year in which Mr. Carson’s termination occurs, payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following his termination date; and (iii) stock awards (other than performance-based awards and future grants of similar performance-based vesting shares) held by Mr. Carson as of the date of termination will immediately vest and become exercisable as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Mr. Carson had been in service for an additional twelve months after the termination date. Additionally, in the event that a change in control of the Company occurs and, within the period beginning 90 days before the date of the change in control and ending 12 months thereafter, Mr. Carson’s employment either is terminated by the Company without cause or Mr. Carson voluntarily terminates his employment with the Company with good reason, (i) the Company shall pay Mr. Carson the severance benefits discussed above; provided, that if Mr. Carson commences within such 12 month period new employment with compensation that is substantially comparable to such severance pay, Mr. Carson’s salary continuation and welfare benefits shall cease on the later of the date six months after the termination of employment with the Company or the date Mr. Carson commences new employment; and (ii) all stock awards held by Mr. Carson as of the date of termination will immediately vest and become exercisable. Payment of the severance benefits is conditioned, among other things, on Mr. Carson delivering an effective, general release of claims in favor of the Company and on his resignation from the Company’s board of directors.

    We entered into an executive severance and arbitration agreement with Mr. Amoroso in July 2005 in connection with his employment with Rovi. We amended the agreement with Mr. Amoroso in August 2007 to reflect new tax regulations.  This agreement expired on December 14, 2011, the date Mr. Amoroso ceased serving as the Company’s President and Chief Executive Officer, as provided under the terms of Mr. Amoroso’s Executive Succession Planning Agreement (“Succession Agreement”). From that date forward the Succession Agreement represented the entire agreement between Mr. Amoroso and the Company for purposes of executive benefits and compensatory arrangements with the Company. The Succession Agreement provides that if the Company terminates Mr. Amoroso’s employment for Cause, or if Mr. Amoroso voluntarily terminates his employment, he shall be entitled to receive his base salary through the date of termination, and all other benefits, if any, shall be determined in accordance with the plans, policies and practices of the Company. The Succession Agreement provides that if Mr. Amoroso’s employment is terminated without cause other than as a result of Mr. Amoroso’s death or disability and provided such termination constitutes a separation from service, Mr. Amoroso shall receive: (i) his base salary and all other accrued amounts through the termination date and (ii) subject to Mr. Amoroso’s execution, delivery and non-revocation of an effective release of all claims against the Company within the sixty (60) day period following his separation from service, COBRA continuation premiums subject to certain restrictions in the Severance Agreement and all unvested stock awards held by Mr. Amoroso shall become vested as of the date of his separation from service.

None of our Named Executives is entitled to any payments from the Company in the event his or her employment by the Company terminates as a result of death or disability, or as the result of the voluntary or involuntary termination of his or her employment not in connection with a “change in control” of the Company.

In the event that the Company had terminated the employment of Messrs. Budge, Ferengul or Yu without “cause” or he had voluntarily terminated with “good reason” on December 31, 2011, and this was within 90 days prior or 12 months following a “change in control” of the Company, then such Named Executives would be entitled to the following payments: Mr. Budge would be entitled to a lump sum severance payment of $425,000, accelerated vesting of stock options having a value of $165,938, accelerated vesting of restricted stock having a value of $1,081,520, and healthcare benefit continuation having a value of $16,503, for a total value of $1,688,961.  Mr. Ferengul would be entitled to a lump sum severance payment of $400,000, accelerated vesting of stock options having a value of $138,281, accelerated vesting of restricted stock having a value of $1,081,520, and healthcare benefit continuation having a value of $3,187, for a total value of $1,622,988.  Mr. Yu would be entitled to a lump sum severance payment of $350,000, accelerated vesting of stock options having a value of $152,114, accelerated vesting of restricted stock having a value of $712,820, and healthcare benefit continuation having a value of $15,676, for a total value of $1,230,610.

In the event the Company had terminated Mr. Carson’s employment without cause, or Mr. Carson resigned for good reason on December 31, 2011, then Mr. Carson would be entitled to regular base pay, target bonus and certain welfare benefits for a period of 12 months immediately following the termination of employment having a total value of $1,162,965 comprised of the following: a lump sum severance payment of $475,000, a target bonus payment of $236,350, accelerated vesting of stock options having a value of $110,625, accelerated vesting of restricted stock having a value of $325,685 and healthcare benefit continuation having a value of $15,305; provided, however, if such termination or resignation took place within a period beginning 90 days before or 12 months after a change in control (i) these amounts would be adjusted in accordance with Mr. Carson’s amended and restated executive severance and arbitration agreement as described above if, within the 12 month period immediately following his termination of employment, Mr. Carson commences new employment with compensation that is substantially comparable to his severance pay, and (ii) all stock awards held by Mr. Carson as of the date of termination would immediately vest and become exercisable, with additional accelerated vesting of stock options having a value of $27,656 and additional accelerated vesting of restricted stock having a value of $755,835.

In the event the Company had terminated the employment of Mr. Amoroso without “cause” on December 31, 2011, then Mr. Amoroso would be entitled to accelerated vesting of stock options having a value of $896,451, accelerated vesting of restricted stock having a value of $3,133,950, and COBRA continuation premiums having a value of $21,991 for a total value of $4,052,392.

DIRECTOR COMPENSATION

Non-Employee Director Compensation for Fiscal 2011

    On February 24, 2011, the Company’s board of directors approved, effective starting July 1, 2011: (i) the cash compensation for the independent members of the board; (ii) an amendment to the annual equity compensation for the independent members of the board whereby each board member shall receive, on an annual basis and pursuant to the 2008 Equity Plan, a non-qualified stock option to purchase 15,000 shares of the Company’s common stock and 5,000 shares of restricted stock. Accordingly for 2011, the compensation for non-employee directors was as follows:

Cash Compensation. Each of the Company’s non-employee directors, except for the chairman of the board, received an annual cash retainer of $35,000, and the chairman of the board received an annual cash retainer of $55,000.  Additionally, each director serving on the committees of the Company’s board of directors received annual cash retainers in the following amounts: the chair of the audit committee received $35,000; each other member of the audit committee received $20,000; the chair of the compensation committee received $25,000; each other member of the compensation committee received $15,000; the chair of the corporate governance and nominating committee received $15,000; and each other member of the corporate governance and nominating committee received $5,000.   The Company did not pay, and directors did not receive, any “per-meeting” fees as the annual retainer and respective committee fees were ascertained to provide proper compensation for board duties irrespective of the number of meetings held.

Each of above-mentioned cash retainers was paid in four equal quarterly installments on the first day of July, October, January and April to those directors who served on the board of directors on such payment dates. Non-employee directors are also reimbursed for customary and usual travel expenses incurred attending Company meetings.

Options. Each non-employee director also received options under the 2008 Equity Plan. Under the 2008 Equity Plan, each director receives an automatic initial option grant to purchase 60,000 shares of common stock on the date on which such person first becomes a non-employee director.  The initial option grants vest monthly over a three-year period. Employee directors who terminate employment and continue as non-employee directors are not eligible to receive this initial grant.  On the date of the Company’s annual stockholders’ meeting each year, each non-employee director, if he or she continued to serve as a member of the Company’s board of directors, received an automatic annual option grant to purchase 15,000 shares of common stock. These annual option grants vest monthly over a one-year period, in each case provided that such member remains on the board of directors of the Company through the applicable vesting date.

Stock Awards. In addition to the compensation set forth above, each non-employee director received 5,000 shares of restricted stock pursuant to the 2008 Equity Plan. The restricted stock has a purchase price equal to $0.001 per share, par value, and is subject a one-year vesting schedule, with all of the shares vesting on the first anniversary of the board grant date, in each case provided that such member remains on the board of directors of the Company through the applicable vesting date.

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended December 31, 2011.

Director Compensation for Fiscal Year 2011

Name (a)	Fees earned or paid in cash ($)(b)	Stock Awards ($)(c) (1)	Option Awards ($)(d) (2)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g) (3)	Total ($)(h)
Alan L. Earhart	$70,000.00	$288,145	$311,097	—	—	—	$669,242
Andrew K. Ludwick	$97,500.00	$288,145	$311,097	—	—	$105	$696,847
James E. Meyer	$56,250.00	$288,145	$311,097	—	—	$15,211	$670,703
James P. O’Shaughnessy	$60,000.00	$288,145	$311,097	—	—	$4,894	$664,136
Ruthann Quindlen	$62,500.00	$288,145	$311,097	—	—	$480	$662,222

______________

 (1)  Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of stock awards granted during fiscal 2011. The estimated fair value of stock awards is calculated based on the market price of our common stock on the date of grant.  All non-employee directors were each granted 5,000 restricted stock awards. The restricted stock has a purchase price equal to $0.001 per share, par value.

(2)  Amounts disclosed under “Option Awards” represent the aggregate grant date fair value of all option awards granted during the fiscal year. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. For a discussion of valuation assumptions, see Note 12, “Equity-based Compensation” in the Consolidated Financial Statements of our 2011 Annual Report on Form 10-K. These amounts do not necessarily correspond to the actual value that may be recognized from the option awards by the non-employee directors. All of the non-employee directors were each granted options to purchase 15,000 shares on July 1, 2011 at an exercise price of $57.63 per share (with a grant date fair value of $20.74 per share).

(3)  Amounts disclosed under column (g) “All Other Compensation” consist of expense reimbursement for attending meetings of the board of directors and its committees.

As of December 31, 2011, the following directors held the following aggregate number of options outstanding: Mr. Earhart – 70,000 shares, of which 61,250 shares are exercisable; Mr. Ludwick—45,000 shares, of which 36,250 shares are exercisable; Mr. Meyer—58,334 shares, of which 49,584 shares are exercisable; Mr. O’Shaughnessy—83,000 shares, of which 74,250 shares are exercisable; and Ms. Quindlen—18,334 shares, of which 9,584 shares are exercisable.

Employee Director Compensation for Fiscal 2011

Mr. Carson and Mr. Amoroso are employees, and, accordingly, they receive salaries as disclosed in the “Summary Compensation Table” above.

Non-Employee Director Compensation for Fiscal 2012

On February 21, 2012, the Company’s board of directors approved changes to the cash and equity compensation of non-employee directors as follows, effective July 1, 2012:

Cash Compensation. Each of the Company’s non-employee directors, except for the chairman of the board, will receive an annual cash retainer of $45,000, and the chairman of the board will receive an annual cash retainer of $65,000.  Additionally, each director serving on the committees of the Company’s board of directors will receive annual cash retainers in the following amounts: the chair of the audit committee will receive $35,000; each other member of the audit committee will receive $20,000; the chair of the compensation committee will receive $25,000; each other member of the compensation committee will receive $15,000; the chair of the corporate governance and nominating committee will receive $15,000; and each other member of the corporate governance and nominating committee will receive $5,000.   The Company does not pay, and directors will not receive, any “per-meeting” fees as the annual retainer and respective committee fees are ascertained to provide proper compensation for board duties irrespective of the number of meetings held.

Each of above-mentioned cash retainers will be paid in four equal quarterly installments on the first day of July and October 2012 and January and April 2013 to those directors who are serving on the board of directors on such payment dates. Non-employee directors are also reimbursed for customary and usual travel expenses incurred attending Company meetings.

Stock Awards. Each non-employee director will also receive restricted stock under the 2008 Equity Plan. Under the 2008 Equity Plan, each director will receive on the first eligible restricted stock granting date after such person first becomes a non-employee director an automatic initial restricted stock grant for the number of shares with a market value equal to $440,000 on the grant date.  The restricted stock has a purchase price equal to $0.001 per share, par value, and is subject a three-year vesting schedule, with 1/3 of the shares vesting on the each of the first, second and third anniversary of the grant date, in each case provided that such member remains on the board of directors of the Company through the applicable vesting date.  Employee directors who terminate employment and continue as non-employee directors are not eligible to receive this initial grant.

In addition, on the first eligible restricted stock granting date after the date of the Company’s annual stockholders’ meeting each year, each non-employee director, if he or she continued to serve as a member of the Company’s board of directors, will receive an automatic annual restricted stock grant for the number of shares with a market value equal to $220,000 on the grant date.  The restricted stock has a purchase price equal to $0.001 per share, par value, and is subject a one-year vesting schedule, with all of the shares vesting on the first anniversary of the board grant date, in each case provided that such member remains on the board of directors of the Company through the applicable vesting date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2011 to the date of this report, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $120,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, nominee for director, 5% beneficial owner of our common stock or member of their immediate family had or will have a direct or indirect material interest, except as described above under “Executive Compensation.” There are no business relationships between us and any entity of which a director of the Company is an executive officer or of which a director of the Company owns an equity interest in excess of 10%, involving indebtedness in excess of 5% of our total consolidated assets for 2011 or involving payments for property or services in excess of 5% of our (or the other entity’s) consolidated gross revenues for 2011.

Procedures for Approval of Related Party Transactions
    We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our board of directors reviews the relationships that each director has with the Company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and NASDAQ rules. As part of the review process, the Company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers and legal counsel reviews the responses to these questionnaires and reports the any related party transactions to the audit committee. We may enter into arrangements in the ordinary course of our business that involve the Company receiving or providing goods or services on a non-exclusive basis and at arm’s-length negotiated rates or in accordance with regulated price schedules with corporations and other organization in which a Company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.

Our Code of Personal and Business Conduct and Ethics requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the Company. Depending on the nature of the potential conflict, such related party transactions involving an employee require approval by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer. If such transaction is determined to be material to the Company by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer, our audit committee must review and approve in writing in advance such related party transactions. All related party transactions involving the Company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the audit committee.

LEGAL PROCEEDINGS

There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

ADDITIONAL INFORMATION

Annual Report. Our 2011 annual report on Form 10-K is available at www.proxyvote.com. We have filed our annual report on Form 10-K for the year ended December 31, 2011 with the SEC. It is available at the SEC’s website at www.sec.gov and on our website at www.rovicorp.com.  If you would like a copy of these materials, we will send them to you without charge upon written request to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050.

Stockholder Proposals for the 2013 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2013 annual meeting of stockholders, you may do so by following the procedures prescribed in the Exchange Act.  To be eligible for inclusion in our proxy statement and proxy materials, you must deliver a copy of your proposal to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050 no later than November 16, 2012, which we believe is a reasonable time before we print and mail our proxy materials.  In addition, if a stockholder proposal is not submitted to us before January 2, 2013, then the proxy to be solicited by the board of directors for the 2013 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2013 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting.  If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting.

Proxy Solicitation Costs. We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders on our behalf by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation.  We may also reimburse brokerage firms, fiduciaries and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses incurred in connection with forwarding voting information to the beneficial owners.

    Electronic Distribution of Proxy Materials.  We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting.  In addition to sending Notices of Availability rather than full sets of paper proxy materials, we have adopted another practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or other proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a printed copy of this year’s Notice of Availability or proxy materials, please call 1-800-542-1061 or write to us at: Rovi Corporation, 51 Mercedes Way, Edgewood, NY 11717, Attn: Response Center.  If you share an address with another Rovi Corporation stockholder and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, the Company will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com or by visiting www.investordelivery.com.  Your election to view these documents over the Internet will remain in effect until you revoke it. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.  Please be aware that, if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.  We encourage you to help us reduce printing and mailing costs by signing up to receive future proxy mailings by email and allowing us to household annual meeting materials.

OTHER BUSINESS

The board of directors does not presently intend to bring any other business before the meeting and, to the knowledge of the board, no matters are to be acted upon at the meeting other than the matters described in this proxy statement. However, if any other business should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By Order of the Board of Directors

Dated: March 16, 2012	Thomas Carson, President & CEO
Santa Clara, California
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